Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MICHAEL MIKYTUCK,

CHRISTINE WIENBERG,

FOLEY BROS., LLC,

as Sellers,

HOPE CONCRETE INTERMEDIATE HOLDINGS, LLC,

as a Seller and in its capacity as Sellers Representative,

SUNCRETE INTERMEDIATE, INC.,

as Purchaser Holdco,

and

CONCRETE PARTNERS, LLC,

as Purchaser

Dated as of April 28, 2026

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS		2
ARTICLE II. PURCHASE AND SALE OF PURCHASED UNITS; CONSIDERATION		2
2.1	The Transactions	2
2.2	Consideration	3
2.3	Closing Date Purchase Price Adjustment; Estimated Closing Statement	3
2.4	Post Closing Date Purchase Price Adjustment	4
2.5	Tax Treatment	6
2.6	Withholding	7
ARTICLE III. CLOSING		7
3.1	Closing Date	7
3.2	Payments on the Closing Date	7
3.3	Sellers’ Deliveries on the Closing Date	8
3.4	Purchaser Deliveries on the Closing Date	9
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		10
4.1	Organization and Good Standing	10
4.2	Subsidiaries	11
4.3	Authorization of Agreement; Ownership of the Acquired Companies	11
4.4	Conflicts; Consents of Third Parties	12
4.5	Financial Statements	12
4.6	No Undisclosed Liabilities; Other Indebtedness	13
4.7	Title to Assets; Sufficiency; Fair Consideration	14
4.8	Absence of Certain Developments	14
4.9	Taxes	17
4.10	Real Property	19
4.11	Personal Property	20
4.12	Intellectual Property	21
4.13	Material Contracts	22
4.14	Employee Benefits	25
4.15	Labor and Employment Matters	27
4.16	Litigation	29
4.17	Compliance with Laws; Permits	29
4.18	Environmental Matters	30
4.19	Insurance	31
4.20	Accounts and Notes Receivable and Payable; Inventory	32
4.21	Related Party Transactions	32
4.22	Bank Accounts	33
4.23	Financial Advisors	33
4.24	Certain Payments	33
4.25	Terms of Service; Product Liability	33
4.26	Customers and Vendors	34
4.27	Sanctions	35
4.28	Export Controls	35
4.29	Government Contracts	35
4.30	Privacy and Security	35
4.31	Disclaimer of Other Representations and Warranties	35

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ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
5.1	Organization and Good Standing	36
5.2	Authorization of Agreement	36
5.3	Conflicts; Consents of Third Parties	36
5.4	Litigation	37
5.5	Financial Advisors	37
5.6	Solvency	37
5.7	Acknowledgement of Purchaser	37
ARTICLE VI. COVENANTS		38
6.1	Restrictive Covenants	38
6.2	Publicity	41
6.3	Use of Name	41
6.4	Post-Closing Insurance Matters	41
6.5	Cooperation on Financial Statements	42
6.6	Counsel	42
6.7	Representations and Warranties Insurance	42
6.8	Sellers’ Release	43
6.9	Further Assurances; Transition Assistance	44
6.10	Contracts with Affiliates	44
6.11	Employee Matters	45
ARTICLE VII. INDEMNIFICATION		45
7.1	Survival of Representations and Warranties and Covenants	45
7.2	Indemnification Obligation of the Parties	46
7.3	Certain Limitations; Total Cap	47
7.4	Exclusive Remedy	48
7.5	Indemnification Procedures	49
7.6	Indemnification Payments; Right to Setoff	51
7.7	Tax Treatment of Indemnity Payments	51
7.8	Sellers Representative	51
ARTICLE VIII. TAXES		53
8.1	Tax Returns	53
8.2	Straddle Periods	54
8.3	Transfer Taxes	54
8.4	Amended Tax Returns and Retroactive Elections	54
8.5	Cooperation on Tax Matters	55
8.6	Tax-Sharing Agreements	55
8.7	Tax Refunds; Employee Retention Credit	55
8.8	Tax Matters Related to Angelle Materials	55
ARTICLE IX. MISCELLANEOUS		56
9.1	Expenses	56
9.2	Specific Performance	56
9.3	Entire Agreement; Amendments and Waiver	56
9.4	Venue	56
9.5	WAIVER OF JURY TRIAL	57
9.6	Governing Law	57
9.7	Service of Process	57
9.8	Notices	58
9.9	Severability	58
9.10	Binding Effect; Successors and Assigns; Assignment	59
9.11	Non-Recourse	59
9.12	Third Parties	59
9.13	Representation of Parties	59
9.14	Counterparts; Electronic Transmission	59

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Annexes and Exhibits

Annex A	- Definitions, Definitional and Interpretive Matters
Annex B	- Sample Closing Working Capital
Annex C	- Purchased Units; Sellers Allocation
Annex D	- Pre-Closing Restructuring
Annex E	- Special Indemnity Matters
Exhibit A	- Form of Membership Interest Assignment Agreement
Exhibit B-1	- Form of Purchaser Holdco Contribution Agreement
Exhibit B-2	- Form of Rollover Contribution Agreement
Exhibit C	- Form of Exchange Agreement
Exhibit D	- Form of Amended and Restated Lease Agreements
Exhibit E	- Form of PubCo Subscription Agreement
Exhibit F	- Form of Domain Name License Agreement

Disclosure Schedules

Sellers Disclosure Schedules

Schedule 4.1(b)	Organization & Good Standing
Schedule 4.2	Subsidiaries
Schedule 4.4(a)	No Conflicts
Schedule 4.4(b)	Required Consents
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	Accounting Deficiencies
Schedule 4.6	Indebtedness
Schedule 4.7	Business Assets
Schedule 4.8	Absence of Certain Developments
Schedule 4.9(d)	Taxes
Schedule 4.10(a)	Owned Real Property
Schedule 4.10(b)	Leased Real Property
Schedule 4.10(c)	Leased Real Property Deficiencies
Schedule 4.11(a)	Personal Property
Schedule 4.11(b)	Personal Property Leases
Schedule 4.11(c)	Personal Property Deficiencies
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(b)	Intellectual Property Rights
Schedule 4.13(a)	Material Contracts
Schedule 4.14(a)	Employee Benefits
Schedule 4.15(a)(i)	Employee Census
Schedule 4.15(a)(ii)	Independent Contractors
Schedule 4.15(c)	Resignations
Schedule 4.16	Litigation
Schedule 4.17(b)	Required Permits
Schedule 4.18	Environmental Matters
Schedule 4.19(i)	Insurance Policies
Schedule 4.19(ii)	Inactive Insurance Policies
Schedule 4.19(iii)	Insurance Claims
Schedule 4.20(a)	Accounts Receivable
Schedule 4.20(c)	Inventory
Schedule 4.21	Related Party Transactions
Schedule 4.22	Bank Accounts
Schedule 4.23	Financial Advisors
Schedule 4.25(a)	Terms of Service
Schedule 4.26(a)	Significant Customers
Schedule 4.26(b)	Significant Vendors
Schedule 6.3	Use of Name
Schedule 6.10	Contracts with Affiliates

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of April 28, 2026, is being entered into by and among:

A.	Concrete Partners, LLC, a Delaware limited liability company (“Purchaser”);

B.	Suncrete Intermediate, Inc., a Delaware corporation (“Purchaser Holdco”), the indirect equity holder of Purchaser;

C.	Each of Hope Concrete Intermediate Holdings, LLC, a Delaware limited liability company (“Hope Intermediate”), Michael Mikytuck, an individual resident of the State of New Jersey (“Mikytuck”), Christine Wienberg, an individual resident of the State of South Carolina (“Wienberg”, and together with Hope Intermediate and Mikytuck, the “Direct Sellers”), and Foley Bros., LLC, a Texas limited liability company (the “Rollover Seller”, and together with the Direct Sellers, each a “Seller” and collectively, the “Sellers”); and

D.	Hope Intermediate, in its capacity as representative of the Sellers (“Sellers Representative”).

Purchaser, Purchaser Holdco, each Seller and the Sellers Representative may be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein have the meanings given to them in the Agreement or on Annex A attached hereto.

W I T N E S S E T H:

A.	Prior to the Closing Date, Suncrete, Inc., a Delaware corporation (“PubCo”), is the sole equityholder of each of (i) Concrete Partners Holding, LLC, a Delaware limited liability company (“Concrete Holding”), and (ii) Purchaser Holdco.

B.	Prior to the Closing Date, the Sellers completed or caused to be completed the Pre-Closing Restructuring as set forth on Annex D attached hereto, such that immediately following the completion of the Pre-Closing Restructuring, the Sellers, collectively, became, and as of the Closing Date are, the direct and sole record and beneficial owners of all of the issued and outstanding Ownership Interests (the “Equity Interests”) of Hope Concrete, LLC, a Texas limited liability company (the “Target”), as set forth on Annex C attached hereto.

C.	The Target and its Subsidiaries (collectively, the “Acquired Companies”) are in the business of concrete manufacturing, concrete production, concrete sales, and trucking of concrete, sand, rock, cement, and fly ash in connection with such concrete manufacturing and production activities (the “Business”).

D.	Upon the terms set forth in this Agreement, at the Closing, the Direct Sellers desire to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire, assume and accept from the Direct Sellers, all of the Purchased Units.

E.	Upon the terms set forth separately in the Purchaser Holdco Contribution Agreement, at Closing PubCo will contribute all of the Ownership Interests of Concrete Holding to Purchaser Holdco, following which Purchaser Holdco will become the sole equityholder of Concrete Holding (the “Purchaser-Side Contribution”).

F.	Simultaneously with the Purchaser-Side Contribution and upon the terms set forth separately in the Rollover Contribution Agreement, (i) the Rollover Seller will contribute, transfer, assign, convey and deliver the Contributed Units to Purchaser Holdco in exchange for issuance by Purchaser Holdco to the Rollover Seller of the number and type of interests in Purchaser Holdco as set forth in the Rollover Contribution Agreement (the “Rollover Securities”), which Rollover Securities shall be exchangeable for shares of PubCo Stock on the terms and subject to the conditions set forth in the Exchange Agreement; and (ii) Purchaser Holdco will thereafter immediately contribute all of the Contributed Units to Concrete Holding (and Concrete Holding will thereafter immediately contribute all of the Contributed Units to Purchaser).

G.	The Parties intend that (i) the contribution of the Ownership Interests of Concrete Holding by PubCo to Purchaser Holdco described in Recital E and (ii) the contribution of the Contributed Units by the Rollover Seller to Purchaser Holdco described in Recital F are part of a single, pre-arranged integrated plan of contribution to Purchaser Holdco, and that such contributions, taken together, are intended to qualify as a tax-deferred exchange under Code Section 351. The Parties agree to report such contributions consistently with such treatment for all applicable Tax purposes, unless otherwise required by a final determination under Code Section 1313(a).

H.	Immediately following the Closing, Mikytuck will elect to apply his portion of the Closing Cash Payment to acquire shares of PubCo Stock, and in connection therewith, Mikytuck will enter into the PubCo Subscription Agreement by and between Mikytuck and PubCo, pursuant to which Mikytuck will agree to subscribe for and acquire shares of PubCo Stock as set forth therein using the proceeds of his portion of the Closing Cash Payment (less Mikytuck’s portion of the Sellers Representative Fund Amount), in lieu of receiving such cash payment directly.

NOW, THEREFORE, in consideration of the premises, representations, warranties, and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.

DEFINITIONS

The terms defined in Annex A, whenever used herein, shall have the meanings set forth on Annex A for all purposes of this Agreement. The definitions in Annex A and the other definitional and interpretive matters in Annex A are incorporated into this Agreement as if fully set forth herein.

Article II.

PURCHASE AND SALE OF PURCHASED UNITS;
CONSIDERATION

2.1            The Transactions. On the terms and subject to the conditions set forth in this Agreement, each Direct Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, and Purchaser hereby purchases, acquires, assumes and accepts from each such Direct Seller, his, her or its respective Purchased Units, free and clear of all Liens, in exchange for the Cash Portion (it being understood that, with respect to Mikytuck, his allocable portion of the Cash Portion shall be paid directly to PubCo on his behalf pursuant to the PubCo Subscription Agreement, in lieu of being paid to Mikytuck directly). At Closing (a) on the terms and subject to the conditions separately set forth in the Purchaser Holdco Contribution Agreement, PubCo will contribute, transfer, assign, convey and deliver to Purchaser Holdco, and Purchaser Holdco will receive, accept and assume from PubCo all of the Ownership Interests of Concrete Holding, free and clear of any Liens, together with all rights and benefits attaching thereto; and (b) simultaneously therewith, on the terms and subject to the conditions set forth separately in the Rollover Contribution Agreement, the Rollover Seller will contribute, transfer, assign, convey and deliver to Purchaser Holdco, and Purchaser Holdco will receive, accept and assume from the Rollover Seller all of the Contributed Units, free and clear of any Liens, together with all rights and benefits attaching thereto, in exchange for the Rollover Securities (collectively, the “Equity Contributions”).

2.2            Consideration.

(a)            The aggregate consideration payable for the Equity Interests shall be $78,000,000 (the “Purchase Price”), which Purchase Price consists of the following: (i) in respect of the Purchased Units, $69,957,549.26 in cash as adjusted pursuant to Section 2.2(b) (the “Cash Portion”) and delivered pursuant to Section 3.2(a); and (ii) in respect of the Contributed Units, the Rollover Securities, to be delivered to the Rollover Seller pursuant to the terms set forth separately in the Rollover Contribution Agreement.

(b)            At Closing, the Cash Portion shall be:

(i)            increased by the positive amount of the Estimated Closing Cash (or decreased by the negative amount of the Estimated Closing Cash, if applicable);

(ii)           reduced by the Estimated Closing Indebtedness;

(iii)          reduced by the Estimated Transaction Expenses; and

(iv)          increased by the positive amount of the Estimated Working Capital Adjustment (or reduced by the negative amount of the Estimated Working Capital Adjustment, if applicable)

(such amount of cash paid at Closing, the “Closing Cash Payment”).

2.3            Closing Date Purchase Price Adjustment; Estimated Closing Statement.

(a)            Prior to the Closing, the Sellers Representative has provided to Purchaser the following: (i) a consolidated balance sheet of the Acquired Companies as of the Measurement Time (the “Estimated Closing Balance Sheet”); (ii) a statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate and reasonably detailed calculations of: (A) the Closing Cash (“Estimated Closing Cash”); (B) the Closing Working Capital (“Estimated Closing Working Capital”) and the amount of the Estimated Working Capital Adjustment; (C) the Closing Indebtedness (“Estimated Closing Indebtedness”); (D) the Closing Transaction Expenses (“Estimated Transaction Expenses”); and (E) the Closing Cash Payment as determined in accordance with Section 2.2(b), in each case together with any information reasonably requested prior to Closing to support such calculations (such Estimated Closing Statement included true and correct wire transfer instructions (or other payment directions) for all Persons to be paid under Section 3.2 together with the amount payable to each such Person); and (iii) for all Estimated Transaction Expenses, copies of all final invoices or other evidence from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to or otherwise due and owing or payable by or on behalf of the Acquired Companies. The Estimated Closing Indebtedness and the Estimated Closing Working Capital included reasonable detail and were prepared by the Sellers Representative in good faith. The Sellers Representative has prepared the Estimated Closing Working Capital in accordance with the Accounting Principles.

(b)            To the extent reasonably requested by Purchaser prior to the Closing in connection with Purchaser’s review of the Estimated Closing Statement and the calculations set forth therein, Sellers provided or caused to be provided to Purchaser and its authorized representatives reasonable access to: (i) the books and records, work papers, trial balances and other supporting information relating to the Estimated Closing Statement and the calculations set forth therein; and (ii) Sellers’ and the Acquired Companies’ personnel and accountants involved in the preparation of the Estimated Closing Statement.

2.4            Post Closing Date Purchase Price Adjustment.

(a)            Within 90 days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Sellers Representative: (i) a consolidated balance sheet of the Acquired Companies as of the Closing (the “Closing Balance Sheet”); and (ii) a statement (the “Adjustment Statement”) containing its determination (together with reasonable supporting detailed calculations) of (A) the Closing Cash, (B) the Closing Working Capital and the amount of the Closing Working Capital Adjustment, (C) the Closing Indebtedness, (D) the Closing Transaction Expenses and (E) the Aggregate Adjustment Amount as determined in accordance with Section 2.4(b). The Adjustment Statement and the components thereof shall be prepared in good faith in accordance with the Accounting Principles. If Purchaser does not timely deliver the Adjustment Statement as provided in this Section 2.4(a), then the estimates and calculations set forth in the Estimated Closing Statement shall be considered final, conclusive and binding upon the Parties.

(b)            Subject to Section 2.4(c) and Section 2.4(d), the Purchase Price shall be adjusted as follows (such amount, whether positive or negative, is referred to as the “Aggregate Adjustment Amount”):

(i)            increased by the amount of the excess, if any, of the Final Closing Cash over the Estimated Closing Cash (or decreased by the excess, if any, of the Estimated Closing Cash over the Final Closing Cash);

(ii)           increased by the amount of the excess, if any, of the Estimated Closing Indebtedness over the Final Closing Indebtedness (or decreased by the amount of the excess, if any, of the Final Closing Indebtedness over the Estimated Closing Indebtedness);

(iii)          increased by the amount of the excess, if any, of the Estimated Transaction Expenses over the Final Closing Transaction Expenses (or decreased by the amount of the excess, if any, of the Final Closing Transaction Expenses over the Estimated Transaction Expenses); and

(iv)         increased or decreased, as applicable, by the amount by which the Final Closing Working Capital Adjustment exceeds or is less than the Estimated Working Capital Adjustment.

(c)            During the 45-day period after Purchaser’s timely delivery to the Sellers Representative of the Adjustment Statement (the “Review Period”), Purchaser shall, reasonably promptly following Sellers Representative’s written request, make available to the Sellers Representative and its authorized representatives copies of supporting documents and records used in preparing the Closing Balance Sheet and Adjustment Statement and Purchaser’s determinations of the Closing Balance Sheet, the Closing Cash, the Closing Working Capital and the Closing Working Capital Adjustment, the Closing Indebtedness, and the Closing Transaction Expenses, and, based thereon, the Aggregate Adjustment Amount, in each case, at reasonable times and upon reasonable notice following the delivery of the Adjustment Statement. The Adjustment Statement (and the components thereof) delivered by Purchaser to the Sellers Representative shall be conclusive and binding upon the Parties unless the Sellers Representative, prior to the expiration of the Review Period, notifies Purchaser in writing (the “Dispute Notice”) that the Sellers Representative disputes reasonably and in good faith any of the amounts set forth therein, specifying each item in dispute and the nature of the dispute and the basis therefor (the “Disputed Matters”). Any items in the Adjustment Statement not specifically disputed in the Dispute Notice shall be final, conclusive and binding on the Parties. During the 30-day period following delivery of a Dispute Notice in accordance with this Section 2.4(c) (the “Resolution Period”), Purchaser and the Sellers Representative shall attempt in good faith to resolve the Disputed Matters and, if the Parties so resolve all Disputed Matters, the Adjustment Statement (and the components thereof), as amended to the extent necessary to reflect the resolution of the Disputed Matters, shall be final, conclusive and binding on the Parties. If the Sellers Representative does not timely deliver a Dispute Notice to Purchaser, the Adjustment Statement delivered by Purchaser shall be deemed approved by the Parties and will be deemed final, conclusive and binding on the Parties.

(d)            If, at the conclusion of the Resolution Period, there are any remaining Disputed Matters, then either Purchaser or the Sellers Representative may provide written notice to the other that it elects to submit the amounts remaining in dispute to the Resolution Accountants for resolution. Each Party agrees to execute, if requested by the Resolution Accountants, a reasonable engagement letter, including customary indemnities. At the time of submission of such dispute to the Resolution Accountants, the Sellers Representative (on behalf of itself and the other Sellers) and Purchaser will be required to represent to each other in writing that such Party has no material business or familial relationship with the Resolution Accountants. Purchaser and the Sellers Representative hereby agree not to engage in any ex parte communications with the Resolution Accountants and to include such other Party in all such communications. The Resolution Accountants shall be authorized to select only the position as to each item in dispute as presented by either the Sellers Representative (on the one hand) or Purchaser (on the other hand), it being acknowledged and agreed that the Resolution Accountants may agree with the Sellers Representative on certain matters and Purchaser on other matters and therefore potentially resulting in a determination in the aggregate that differs from that proposed by both the Sellers Representative and Purchaser. In resolving any disputed item, the Resolution Accountants (A) shall be bound by the terms of this Agreement, including the definitions contained herein, and (B) shall not assign a value to any Disputed Matter greater than the greatest value for such Disputed Matter claimed by either Party or less than the smallest value for such item claimed by either Party. The Resolution Accountants, acting as accounting experts and not arbitrators, will resolve the Disputed Matters (and only the Disputed Matters) within 30 days after the date on which the Resolution Accountants are engaged or as soon thereafter as possible based solely on written submissions by Purchaser and the Sellers Representative and the terms of this Agreement, and not by independent review. The Resolution Accountants’ determination shall be set forth in a written statement delivered to Purchaser and the Sellers Representative and (except for manifest error) shall be final, binding and conclusive on the Parties. A judgment of a court of competent jurisdiction may be entered upon the Resolution Accountants’ determination. The terms “Final Closing Cash”, “Final Closing Working Capital”, “Final Closing Working Capital Adjustment”, “Final Closing Indebtedness”, “Final Closing Transaction Expenses” and “Aggregate Adjustment Amount” shall mean the definitive Closing Cash, Closing Working Capital, Closing Working Capital Adjustment, Closing Indebtedness, Closing Transaction Expenses and Aggregate Adjustment Amount agreed to (or deemed to be agreed to) by Purchaser and the Sellers Representative in accordance with Section 2.4(c) or resulting from the determinations made by the Resolution Accountants in accordance with this Section 2.4(d) (in addition to those items theretofore agreed to by Purchaser and the Sellers Representative) (collectively, the “Final Statement”).

(e)            The fees and expenses of the Resolution Accountants will be allocated and payable by Purchaser, on the one hand, and by Sellers, on the other hand, in proportion to the amounts by which the submissions of Purchaser and the Sellers Representative, respectively, differed from the Resolution Accountants’ final determination of such Disputed Matters, and Purchaser and the Sellers Representative shall instruct the Resolution Accountants to determine such proportions in the Resolution Accountants’ final determination pursuant to Section 2.4(d). For example, if the Sellers Representative challenges items underlying the calculation of Closing Working Capital in the net amount of $100,000, and the Resolution Accountants determine that the Sellers Representative has a valid claim for $40,000 of the $100,000, the Sellers Representative, on the one hand, shall bear 60% of the fees and expenses of the Resolution Accountants, and Purchaser, on the other hand, shall bear 40% of the fees and expenses of the Resolution Accountants.

(f)            Payment of Aggregate Adjustment Amount.

(i)            If the Aggregate Adjustment Amount is a positive amount, Purchaser shall pay the Sellers Representative such amount via wire transfer of immediately available funds to the account specified by the Sellers Representative within five Business Days after the Final Statement becomes final.

(ii)           If the Aggregate Adjustment Amount is a negative amount, the Sellers Representative, on behalf of the Sellers, shall pay Purchaser such amount from the Sellers Representative Fund Account via wire transfer of immediately available funds to the account specified by Purchaser within five Business Days after the Final Statement becomes final; provided, that to the extent the funds in the Sellers Representative Fund Account are insufficient, any such shortfall amount shall be paid to Purchaser directly by the Sellers in accordance with the Sellers Allocation.

(iii)          Any such payments under this Section 2.4(f) shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Laws.

2.5            Tax Treatment. The Parties intend and agree to treat, for all income Tax purposes: (a) the transfer of the Purchased Units from the Direct Sellers to Purchaser in exchange for the amount of the Cash Portion received by or on behalf of such Direct Seller as the taxable sale of the Purchased Units by such Direct Seller to Purchaser in a transaction governed by Code Section 1001; and (b) the Equity Contributions, as tax-deferred contributions of property to a corporation in exchange for stock, intended to qualify under Code Section 351. The Parties agree to file Tax Returns and take actions consistent with Code Section 351 treatment, unless otherwise required by a final determination under Code Section 1313(a).

2.6            Withholding. Purchaser and any agent of Purchaser shall be entitled to deduct and withhold from amounts otherwise payable to any Seller pursuant to this Agreement such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, however, that, prior to deducting or withholding any amount (other than amounts taxable as wages) from any such payments made after the Closing Date, the Person intending to withhold shall provide reasonable prior notice to the payee in writing that such Person intends to so deduct or withhold for the payee’s review and comment and such Person shall, upon the payee’s request, cooperate with payee if payee desires to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any such withholding. To the extent that amounts are so deducted or withheld and timely paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to any Seller or other payee in respect of which such deduction and withholding was made.

Article III.

CLOSING

3.1            Closing Date. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur concurrently with the execution and delivery of this Agreement and the Transaction Documents via exchange of executed signature pages by electronic means (including email of documents in portable document format (.pdf)) with original documents being exchanged contemporaneously with or promptly after the Closing where applicable and necessary (the “Closing Date”). Except as otherwise expressly provided herein, all actions to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no actions will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.

3.2            Payments on the Closing Date. At the Closing, on the terms and subject to the conditions set forth herein, in consideration of the sale of the Purchased Units, Purchaser shall deliver or cause to be delivered, the following:

(a)            to the Sellers Representative, by wire transfer of immediately available funds, an amount equal to the Closing Cash Payment as follows:

(i)            an amount equal to the Sellers Representative Fund Amount deposited into the Sellers Representative Fund Account; and

(ii)          the remaining amount of the Closing Cash Payment deposited into one or more accounts as designated by the Sellers Representative in the Estimated Closing Statement to be further distributed to the Direct Sellers in accordance with the Sellers Allocation set forth on Annex C (it being understood that Mikytuck’s allocable portion of the Closing Cash Payment (less Mikytuck’s portion of the Sellers Representative Fund Amount) shall be paid directly to PubCo on his behalf pursuant to the PubCo Subscription Agreement, in lieu of being paid to Mikytuck directly);

(b)           payment to third parties by wire transfer of immediately available funds (in accordance with the wire instructions set forth in the Estimated Closing Statement) that amount of money due and owing from the applicable Acquired Company to each such third party for Estimated Transaction Expenses as set forth on the Estimated Closing Statement;

(c)           to the payees identified in the Pay-Off Letters, in accordance with the terms thereof, the amounts set forth therein in respect of each Acquired Company’s Indebtedness, which, in the aggregate, shall not exceed the aggregate amount of the Acquired Companies’ Indebtedness; and

(d)           payment to the R&W Insurance Provider by wire transfer of immediately available funds of all costs and expenses related to the R&W Insurance Policy.

3.3            Sellers’ Deliveries on the Closing Date. At the Closing, Sellers shall deliver (or cause to be delivered) the following:

(a)           the notices, consents, approvals, Orders and authorizations of, or registrations, declarations or filings with, any Person or Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the Transactions, that are listed on Schedule 4.4(b), have been obtained in writing and are in full force and effect;

(b)           counterpart signature pages to the Membership Interest Assignment Agreements, duly executed by each Direct Seller, with respect to such Direct Seller’s respective Purchased Units;

(c)           counterpart signature pages to the Rollover Contribution Agreement, duly executed by the Rollover Seller;

(d)           counterpart signature pages to the Exchange Agreement, duly executed by the Rollover Seller;

(e)           counterpart signature pages to the PubCo Subscription Agreement, duly executed by Mikytuck;

(f)           counterpart signature pages to the Amended and Restated Lease Agreements replacing the Wichita-Summit Lease, duly executed by Wichita-Summit Company, L.L.C., a Texas limited liability company;

(g)           landlord waivers with respect to the Amended and Restated Lease Agreements;

(h)           counterpart signature page to the Domain Name License Agreement, duly executed by City Concrete Inc.;

(i)            an IRS Form W-9 completed by each Seller (or if such Seller is a disregarded entity for tax purposes, with respect to such Seller’s regarded owner), with each such IRS Form W-9 intended to be a certification of non-foreign status for purposes of Treasury Regulations Section 1.1445-2(b)(2)(v);

(j)            certificates dated as of a date not earlier than the fifth Business Day prior to the Closing Date as to the good standing of each Acquired Company, executed by the appropriate official of the state of its organization and each jurisdiction in which such Acquired Company is licensed or qualified to do business and in the case of Target a “Franchise Tax Account Status” from the Texas Comptroller reflecting that Target’s Right to Transact Business in Texas is “Active”;

(k)            duly executed payoff letters (the “Pay-Off Letters”) from each holder of Closing Indebtedness set forth on Schedule 4.6, reflecting the amount required in order to pay in full any such Closing Indebtedness and providing that, upon payment in full of the amounts indicated in such Pay-Off Letter, either: (A) all Liens of such Persons in and to the properties and assets of each Acquired Company shall be irrevocably terminated and of no further force and effect, or (B) Purchaser shall be permitted to file, or cause its representatives to file all instruments and documents necessary to irrevocably terminate and release any and all Liens on the properties and assets of any Acquired Company securing such Closing Indebtedness, including appropriate UCC financing amendments and termination statements;

(l)            a certificate of an officer of Hope Intermediate certifying (i) as to the resolutions of the board of directors or board of managers of the Target approving the execution and delivery of this Agreement and the Transactions, (ii) that attached thereto are true and complete copies of each Acquired Company’s Organizational Documents, as amended and/or restated and in effect as of immediately prior to the Closing; and (iii) as to an incumbency and signature certificate regarding the officer(s) signing this Agreement;

(m)          a certificate of an officer of each Seller who is not a natural person certifying (i) as to the resolutions of the board of managers or equivalent governing body of such Seller approving the execution and delivery of this Agreement and the Transactions; and (ii) an incumbency and signature certificate regarding the officer(s) signing this Agreement;

(n)           written resignations, effective as of the Closing, of each of the officers and managers of each Acquired Company in their capacities as such; and

(o)           evidence reasonably satisfactory to Purchaser that each of the Tail Policies is in full force and effect as of the Closing.

3.4            Purchaser Deliveries on the Closing Date. At the Closing, Purchaser shall deliver (or cause to be delivered) the following:

(a)           to the recipients thereof, each of the payments set forth in Section 3.2 in accordance with the Estimated Closing Statement; and

(b)           to the Sellers Representative:

(i)            counterpart signature pages to the Membership Interest Assignment Agreements, duly executed by Purchaser, with respect to the Purchased Units;

(ii)           counterpart signature pages to the Membership Interest Assignment Agreement, duly executed by Purchaser Holdco, with respect to the Contributed Units;

(iii)          counterpart signature pages to the Rollover Contribution Agreement, duly executed by Purchaser Holdco;

(iv)         counterpart signature pages to the Exchange Agreement, duly executed by PubCo;

(v)          counterpart signature pages to the PubCo Subscription Agreement, duly executed by PubCo;

(vi)          counterpart signature pages to the Amended and Restated Lease Agreements, duly executed by the Target;

(vii)         counterpart signature page to the Domain Name License Agreement, duly executed by the Target;

(viii)        a certificate of an officer of Purchaser certifying (i) as to the resolutions of Concrete Holding as the sole member of Purchaser approving the execution and delivery of this Agreement and the transactions contemplated by this Agreement and (ii) an incumbency and signature certificate regarding the officer(s) signing this Agreement;

(ix)          a certificate of an officer of Purchaser Holdco certifying (i) as to the resolutions of the board of directors of Purchaser Holdco approving the execution and delivery of this Agreement and the transactions contemplated by this Agreement and (ii) an incumbency and signature certificate regarding the officer(s) signing this Agreement; and

(x)           evidence that the R&W Insurance Policy has been bound by the R&W Insurance Provider.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby jointly and severally represents and warrants to Purchaser that the following representations and warranties are true and correct as of the Closing Date; provided, that with respect to any representation or warranty that relates solely to a Seller and not to any Acquired Company or to the Business, each Seller makes such representation or warranty solely with respect to itself:

4.1            Organization and Good Standing.

(a)            Each Seller, if not an individual, is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation or organization. Each such Seller is duly qualified or authorized to do business under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

(b)            Each Acquired Company is an entity duly incorporated or formed, validly existing and in good standing under the Laws of the State of Texas or the State of Louisiana, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each Acquired Company is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization (each such jurisdiction is set forth on Schedule 4.1(b)), and such jurisdictions constitute all of the jurisdictions in which the ownership, lease or operation of properties and the conduct of the Business requires such qualification. Sellers have delivered to Purchaser true, complete and correct copies of each Acquired Company’s Organizational Documents as in effect on the Closing Date. Such Organizational Documents are in full force and effect, and the Acquired Companies are not in breach or violation of any provision of their respective Organizational Documents.

4.2            Subsidiaries. Lafayette Concrete Division LLC, a Louisiana limited liability company (“Lafayette Concrete”), and Baton Rouge Concrete Division LLC, a Louisiana limited liability company (“Baton Rouge Concrete”), are the only Subsidiaries of the Target. The Target owns, directly or indirectly, of record and beneficially, all Ownership Interests in each of Lafayette Concrete and Baton Rouge Concrete, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws and the Organizational Documents of the Acquired Companies), and all such Ownership Interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such Ownership Interests). Except as set forth on Schedule 4.2, the Target does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other Ownership Interest in any other Person.

4.3            Authorization of Agreement; Ownership of the Acquired Companies.

(a)            Each Seller (i) if not an individual, has all requisite power and authority and has taken all corporate action, (ii) if an individual, has full legal capacity, power and authority, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller, as applicable, in connection with the Transactions, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the Transactions, have been duly authorized and approved by all requisite action on the part of the applicable Seller. This Agreement and each other Transaction Document to which such Seller is a party has been duly and validly executed and delivered by each such Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The Sellers are the sole record and beneficial owners of all of the issued and outstanding Equity Interests as set forth opposite such Seller’s name on Annex C, free and clear of any Liens (other than those restrictions on transfer arising under applicable securities Laws and the Organizational Documents of the Target). The Equity Interests constitute 100% of the Ownership Interests of the Target, and the Target owns and holds 100% of the Ownership Interests of each Subsidiary. All issued and outstanding Ownership Interests of each Acquired Company: (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) were issued in compliance with all applicable securities Laws and not in violation of any preemptive rights, rights of first refusal or similar rights. No other Person owns or asserts ownership of any percentage interest, warrant, option, equity or other interest in any Equity Interests, including any right to receive any such Equity Interest upon the conversion, exercise or exchange of any other interest in such Equity Interests. Such Seller has all necessary or required power, authority and legal capacity to sell, convey, transfer, assign, and deliver the Equity Interests as provided in this Agreement and such delivery will convey to Purchaser, good, valid and marketable title to the Equity Interests, free and clear of any and all Liens, other than restrictions on transfer arising under applicable securities Laws and the Organizational Documents of the Target.

(c)           No other Person owns or asserts ownership of any percentage interest, warrant, option, equity or other interest in the Equity Interests, including any right to receive any such Equity Interest upon the conversion, exercise or exchange of any other interest in the Target. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Target. There are no bonds, debentures, notes or other Indebtedness of the Target having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members (or other equity holders) of the Target may vote. Except for the respective Organizational Documents of the Acquired Companies and Sellers, full, complete and accurate copies of which have been made available, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Target or any Seller is a party or is bound with respect to the voting or consent of any equity interests of the Target.

4.4            Conflicts; Consents of Third Parties.

(a)            Except as set forth on Schedule 4.4(a), none of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions or compliance by the Sellers with any of the provisions of this Agreement and the Transaction Documents, will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Sellers to make any payment under, or give rise to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of any Acquired Company under any provision of (i) the Organizational Documents of any Acquired Company; (ii) any Contract or Permit to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound; (iii) any Order applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound; or (iv) any applicable Law. All rights of first refusal, preemptive rights or similar restrictions, if any, under the Organizational Documents have been waived prior to the Closing Date with respect to the Equity Interests.

(b)           Except as set forth on Schedule 4.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with (i) the execution, delivery and performance of this Agreement and the Transaction Documents, the compliance by any Seller with any of the provisions of this Agreement and the Transaction Documents, the consummation of the Transactions or the taking by any Seller of any other action contemplated by this Agreement and the Transaction Documents, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any Acquired Company.

4.5            Financial Statements.

(a)            Sellers have delivered to Purchaser copies of (i) the audited balance sheet and audited statements of income and changes in member’s equity and cash flows of the Target, as of and for the fiscal years ended December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025; and (ii) the unaudited balance sheet of the Target as at March 31, 2026 (the “Interim Balance Sheet,” and such date being referred to as the “Interim Balance Sheet Date”) and the related statements of income and cash flow of the Target for the three month period then ended (such statements referred to in subsection (ii), the “Interim Financial Statements,” and, together with such financial statements referred to in subsection (i) immediately above and attached hereto as Schedule 4.5(a), including the related notes and schedules thereto, are referred to herein collectively as the “Financial Statements”). Except as set forth on Schedule 4.5(a), the Financial Statements (x) have been prepared in accordance with the books and records of the Target and in accordance with GAAP consistently applied by the Target without material modification of the accounting principles used in the preparation thereof (except as necessary to comply with GAAP), throughout the periods presented, and (y) are complete in all material respects (as determined according to GAAP) and fairly present in all material respects the financial position, results of operations, and (excluding the Interim Financial Statements) cash flows of the Target as at the dates and for the periods indicated therein except, in the case of the Interim Financial Statements, for the absence of footnotes that, if presented, would not contain disclosures that differ materially from those included in the audited financial statements and subject to immaterial normal recurring year-end adjustments. The audited balance sheet of the Target as at December 31, 2025 is referred to herein as the “Balance Sheet” and December 31, 2025 is referred to herein as the “Balance Sheet Date.”

(b)           All books, records and accounts of each Acquired Company from which the Financial Statements and Estimated Closing Balance Sheet were derived are accurate and complete in all material respects, and are maintained in all material respects in accordance with reasonable business practice and all applicable Laws. Each Acquired Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets and compliance with applicable Laws, including the FCPA; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Except as described on Schedule 4.5(b), in the last three years, no auditor, officer or director or accountant of the Target has received or otherwise had or obtained knowledge of any written, or, to the Knowledge of Sellers, oral complaint, allegation, assertion or claim, or any material weakness or significant deficiency, or any fraud, regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Company or its internal accounting controls. The Acquired Companies have not engaged in any material respect in any business other than the Business.

(c)           No Acquired Company has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof or had any petition for a receiving order presented in respect of it. No Acquired Company has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of any Acquired Company or any of the property or assets of any Acquired Company, and no execution or distress has been levied upon any of the property or assets of any Acquired Company. No act or proceeding has been taken or authorized by or against any Acquired Company with respect to any merger, consolidation, arrangement or reorganization of, or relating to, any Acquired Company nor have any such proceedings been authorized by any other Person.

4.6            No Undisclosed Liabilities; Other Indebtedness. No Acquired Company has Indebtedness or Liabilities other than those (a) incurred in connection with the Transactions, (b) specifically reflected in, fully reserved against or otherwise described in the Interim Balance Sheet or the notes thereto, (c) Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which is a Liability relating to a Legal Proceeding or for breach of contract, tort, warranty, violation of Law, infringement, or misappropriation or is material to any Acquired Company), (d) any executory obligations arising under Material Contracts or other Contracts entered into in the Ordinary Course of Business (none of which is a Liability relating to a Legal Proceeding or for breach of contract, tort, warranty, violation of Law, infringement, or misappropriation), (e) that are immaterial to such Acquired Company, or (f) set forth on Schedule 4.6. Schedule 4.6 sets forth, in each case or instance of Indebtedness of the type referred to in clause (i) of the definition of “Indebtedness”, the (i) identity of such holder of Indebtedness and (ii) original and outstanding amounts.

4.7            Title to Assets; Sufficiency; Fair Consideration.(a)      Except as set forth on Schedule 4.7, each Acquired Company (either individually or collectively, as applicable) has valid, marketable and legal title to, or valid and binding leasehold interest in, all of the assets used in or necessary for the Business as currently conducted, free and clear of all Liens other than Permitted Exceptions. Except as set forth on Schedule 4.7, no Seller or any of its Affiliates other than an Acquired Company owns any assets used in, or associated with, the Business. After giving effect to the Closing, the Acquired Companies will own or have the right to use all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Business to be conducted in substantially the same manner in which it is currently being conducted. None of such assets requires material repairs or other maintenance, other than ordinary or routine maintenance and repairs that are not material in nature or cost (which, for purposes of this Agreement, shall include costs for any repairs to any particular piece of equipment that, individually or in the aggregate, exceed $50,000), and any maintenance or compliance records accurately reflect the condition of such assets as of the Closing Date. Neither the Sellers nor any Acquired Company has any legal obligation, absolute or contingent, to any other Person to sell any of such assets or to enter into any agreement with respect to any such assets. No Seller is entering into the Transactions with intent to hinder, delay or defraud either present or future creditors.

4.8            Absence of Certain Developments. Except with respect to the Pre-Closing Restructuring, as expressly contemplated by this Agreement or as set forth on Schedule 4.8, since the Balance Sheet Date, (A) each Acquired Company has conducted its Business only in the Ordinary Course of Business, (B) there has not been any event, occurrence, fact, condition or change that has had, or could reasonably be expected to become, individually or in the aggregate, a Material Adverse Change, and (C) no Acquired Company has:

(a)           (i) increased the salary or other compensation of any director, manager, officer or Employee, except for annual raises granted in the Ordinary Course of Business, (ii) other than in the Ordinary Course of Business, granted any bonus, benefit or other direct or indirect compensation to any director, manager, officer, Employee or consultant, (iii) increased or modified the coverage or benefits available under any Plan, (iv) created any new Plan or terminated any Plan, or (v) entered into any employment, deferred compensation, equity, equity-based, or incentive compensation, severance, retention, change in control, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers, or officers of such Acquired Company, or Independent Contractors or Employees (or amended any agreement concerning the foregoing);

(b)           (i) issued, created, incurred, assumed, guaranteed, endorsed or otherwise became liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (ii) except in the Ordinary Course of Business, paid, repaid, discharged, purchased, repurchased or satisfied any Indebtedness of any Acquired Company; or (iii) modified the terms of any Indebtedness;

(c)           subjected itself to any Lien or otherwise encumbered or permitted, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any Acquired Company, except for Permitted Exceptions;

(d)           acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the material properties or assets of, or used by, any Acquired Company, other than for fair consideration in the Ordinary Course of Business;

(e)           entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or engaged in any new business or invested in, made a loan, advance or capital contribution to, or otherwise acquired the securities, of any other Person;

(f)            canceled or compromised any debt or claim or waived or released any material right of any Acquired Company except in the Ordinary Course of Business;

(g)            made or entered into any commitment for capital expenditures or leasehold improvement of the Acquired Companies in excess of $250,000 individually, or $500,000 in the aggregate, except as set forth on Schedule 4.8(g);

(h)           entered into, modified or terminated any labor or collective bargaining agreement or, through negotiation or otherwise, made any commitment or incurred any Liability to any labor organization with respect to any Acquired Company, or recognized or certified any Union or group of employees as the bargaining representative for any Employees;

(i)            implemented or announced any personnel action that could trigger the WARN Act;

(j)            made (i) any material change in the nature of its products or services, or, (ii) other than in the Ordinary Course of Business, any material change in Product specifications or prices or terms of distributions of such Products or material change in its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance in all material respects with such policies;

(k)            entered into any transaction or entered into, modified or renewed any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(l)            except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, made any investments in or loans to, or paid any fees or expenses to, or entered into or modified any Contract with any Related Persons;

(m)           made a material change in its accounting or Tax reporting principles, methods or policies;

(n)           (i) made, changed or revoked any material Tax election, or (ii) settled or compromised any material Tax claim or Liability or entered into a settlement or compromise with respect to material Taxes, in each case, with respect to the Business;

(o)           entered into any Contract that restrains, restricts, limits or impedes the ability of any Acquired Company to compete with or conduct the Business or line of business in any geographic area or solicit the employment of any persons;

(p)           waived or released any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any Employee, Former Employee, Independent Contractor, or former consultant or other individual service provider;

(q)           terminated, amended, restated, supplemented, abandoned or waived any rights under any (i) Material Contract, Real Property Lease or Personal Property Lease, other than in the Ordinary Course of Business and which is not material to any Acquired Company or (ii) Permit;

(r)            settled or compromised any pending or threatened Legal Proceeding or any claim or claims;

(s)           changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other liabilities;

(t)            taken any action which is reasonably likely to adversely affect the ability of the Parties to consummate the Transactions;

(u)           has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets, including, without limitation, the Leased Real Property, in excess of $50,000;

(v)           other than in the Ordinary Course of Business or with respect to Legal Proceedings instituted by the Acquired Companies as set forth on Schedule 4.16, instituted or settled any Legal Proceeding or knowingly waived or released any rights or claims (A) with any Governmental Body, (B) for amounts which, individually or in the aggregate, exceed $50,000 (net of any amounts covered under the Acquired Companies’ insurance policies, other than self-insurance), or (C) where the settlement, waiver, or release involves injunctive or equitable relief against any Acquired Company (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages);

(w)          made any loan, advance, or capital contribution to, or any investment in, any Person;

(x)            (i) issued, sold, pledged, transferred, disposed of or created any Lien (other than Permitted Exceptions or Liens that will be discharged contemporaneously with or prior to Closing) on (A) the Ownership Interests of any Acquired Company, (B) securities convertible into or exchangeable for any Ownership Interests in any Acquired Company, or (C) any rights, warrants, options, calls or commitments to acquire any Ownership Interests or equity interest in any Acquired Company, or (ii) split, combined, subdivided, reclassified or redeemed, or purchased or otherwise acquired, any of the Ownership Interests of any Acquired Company;

(y)           amended the Organizational Documents of any Acquired Company;

(z)            declared, set aside, made or paid any dividend or distribution (other than any such dividend or distribution in cash or cash equivalents), or redeemed or otherwise acquired any Ownership Interests of an Acquired Company;

(aa)         terminated, or accepted any resignation of, any executive, Employee, Independent Contractor, consultant, or other individual service provider with base annual compensation (or entitled to annual fees from either Acquired Company) in excess of $100,000;

(bb)         hired any Employee in a management role or otherwise hired any Employee or retained any Independent Contractor, consultant or other individual service provider, in each case, with base annual compensation (or entitled to annual fees from any Acquired Company) in excess of $100,000; or

(cc)         agreed to do anything or omitted to take an action (i) which would make any of the representations and warranties in this Agreement or any other Transaction Document untrue or incorrect in any material respect, (ii) that could be reasonably expected to have a Material Adverse Change, (iii) that would result in the occurrence of any of the foregoing, or (iv) to do or engage in any of the foregoing after the Closing Date.

4.9            Taxes.

(a)            (i) All Tax Returns required to be filed by or on behalf of each Acquired Company have been duly and timely filed with the appropriate Taxing Authority on or before the Closing Date (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of any Acquired Company (whether or not shown on any Tax Return) have been fully and timely paid in full. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, each Acquired Company has made sufficient accruals for such Taxes in the Financial Statements and its books and records.

(b)           Each Acquired Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. Each Acquired Company has properly collected and paid all sales Taxes and similar Taxes required to be collected and paid in any jurisdictions where the Products and services are sold or used and has timely filed all Tax Returns with respect thereto.

(c)           Each Acquired Company has made available to Purchaser complete copies of (i) all federal, state, local and foreign Tax Returns of such Acquired Company relating to the taxable periods since the Lookback Date, and (ii) any audit report issued since the Lookback Date relating to any Taxes due from or with respect to such Acquired Company. Each Acquired Company has identified those Tax Returns that have been examined by the relevant Taxing Authority.

(d)           Schedule 4.9(d) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of each Acquired Company, and (ii) all of the jurisdictions that impose such Taxes or with respect to which any Acquired Company has a duty to file such Tax Returns, in each case with respect to the Acquired Companies for the taxable periods since the Lookback Date. No written claim has been made by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)           There are no audits or investigations by any Taxing Authority with respect to any Acquired Company in progress, nor has any Acquired Company received any notice in writing from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of any Acquired Company that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)            There are no Liens, other than Liens that are Permitted Exceptions, as a result of any unpaid Taxes upon any of the assets of any Acquired Company.

(g)           All tangible personal property Tax Returns required to be filed by or on behalf of each Acquired Company on or before the Closing Date have been duly and timely filed with the appropriate Taxing Authority.

(h)           No Acquired Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Taxing Authority that relates to the Taxes or Tax Returns of any such Acquired Company. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force. No Acquired Company has executed or filed with any Taxing Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax (other than the filing of an extension to file any Tax Return in ordinary course).

(i)            No Acquired Company has engaged in any “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (irrespective of the effective dates).

(j)            No Acquired Company is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law could be subject to recapture at or following the Closing.

(k)           The Target filed IRS Form 8832 on September 10, 2019 and obtained late classification relief under Rev. Proc. 2009-41, effective November 21, 2018, that it is, and has been at all times since November 21, 2018, classified as an association taxable as a corporation for all income Tax purposes and no election has been made (or is pending) to change such Tax characterization.

(l)            Each Subsidiary is, and has been at all times since its formation, classified as a disregarded entity for all income Tax purposes and no election has been made (or is pending) that is inconsistent with such Tax characterization.

(m)           No Acquired Company will be required to include any item of income, or exclude any item of deduction, for any period after the Closing Date (determined with and without regard to the Transactions) as a result of (i) an installment sale transaction occurring before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Tax Laws); (ii) a transaction occurring before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or deferred revenue; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Taxing Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date.

(n)           No Acquired Company currently uses the cash method of accounting for income Tax purposes.

(o)           No Acquired Company has distributed stock of another Person, or had its stock distributed, in a transaction intended to be governed by Code Section 355 or 361.

(p)           No Acquired Company has ever been a member of an affiliated, consolidated, combined, unitary or aggregate group (including pursuant to Code Section 1502) or filed any Tax Return as a member of such group (other than a group in which the Target is or was the common parent).

(q)           No Acquired Company has any liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar Law), (ii) under any Tax sharing, allocation, indemnification or similar agreement or (iii) as a transferee or successor or as a result of contractual obligations.

4.10            Real Property.

(a)            No Acquired Company currently owns any real property. Except as set forth on Schedule 4.10(a), to the Knowledge of Sellers, no Acquired Company has owned any real property at any time prior to the Closing Date.

(b)           Schedule 4.10(b) sets forth a complete list of all real property and interests in real property leased by the Acquired Companies (such leases individually, a “Real Property Lease” and collectively, the “Real Property Leases” and such properties and interests in real property, each a “Leased Real Property”) as lessee, lessor, subtenant, licensor, licensee or occupant, including a description of each such Real Property Lease (including the address (including city, county, state and zip code) where such leased property is located, the name of the third party lessor, lessee, subtenant, licensor, licensee or occupant, the commencement date and expiration date of the lease, sublease license or occupancy agreement and all amendments, guaranties, renewals, extensions and other agreements with respect thereto). No Acquired Company is obligated under any leases, rights of first refusal, options to purchase, rights of occupancy or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, except the Real Property Leases set forth on Schedule 4.10(b). Each Acquired Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. Each Acquired Company has possession and quiet enjoyment of the premises under the Real Property Lease and there are no disputes between any Acquired Company and the other party to any Real Property Lease. There are no arrears of rent or other sums owed with respect to any Real Property Lease. There are no unpaid commissions due to or payable by any Acquired Company to any other Person becoming due after the Closing Date under the Real Property Leases.

(c)            With respect to each parcel of Leased Real Property, except as set forth on Schedule 4.10(c):

(i)            The Acquired Companies have delivered to Purchaser true, complete and correct copies (including any and all schedules, annexes, exhibits, supplements and amendments) of any Real Property Leases affecting the Leased Real Property. Neither the Acquired Companies nor, to the Knowledge of Sellers, any other party thereto are in breach of or default under, and to the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time, or both, would constitute breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Real Property Lease. The Acquired Companies have not received any notice from, or given any notice to, any other party to a Real Property Lease alleging that the applicable Acquired Company or such other party, as the case may be, is in default under such Real Property Lease, and no party to any Real Property Lease has exercised or retains any termination rights with respect thereto.

(ii)            Each Acquired Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Leased Real Property, and each Acquired Company has fully complied with all material conditions of the Permits applicable to them or the Leased Real Property. No default or violation, or event that with or without notice or the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(iii)            (A) The Acquired Companies have not received written notice from a Governmental Body that any building, structure, facility or improvement located on the Leased Real Property (collectively, “Improvements”) fails to comply with valid and current certificates of occupancy or similar permits or that any Improvement does not conform with any applicable Law, including zoning laws; and (B) there does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and no Acquired Company has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(iv)            No Acquired Company owns or holds, nor is any Acquired Company obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(v)            The Real Property Leases do not contain any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein except as disclosed on Schedule 4.10(c)(v).

(vi)            No Acquired Company has received any notice from any insurance company that has issued a policy with respect to any Leased Real Property requiring performance of any structural or other repairs or alterations to such Leased Real Property.

(vii)           No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied (and remains deficient) in respect of a breach or default of payment of obligations under such Real Property Lease.

(viii)          All utilities (including water, sewer, gas, electricity, trash removal and telephone service) required for the operations of any Acquired Company at any Leased Real Property are available to and connected with the premises subject to the Real Property Leases in quantities (if any) necessary for the continued operation of such Business as such Business is currently conducted on the premises.

(ix)            All construction or renovation work done for any Seller or construction materials furnished to any Seller, with respect to any premises subject to a Real Property Lease, has been paid for in full or will be paid in full and discharged by the Closing Date in accordance with applicable Laws.

(x)             Subject to the respective terms and conditions in the applicable Real Property Lease, the applicable Acquired Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property free and clear of all Liens (other than Permitted Exceptions).

4.11         Personal Property.

(a)            Except as set forth on Schedule 4.11(a), the Acquired Companies have valid and marketable title to or valid leasehold interest in all of the properties and assets shown on the Interim Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Exceptions, except for properties and assets disposed of in the Ordinary Course of Business since the Interim Financial Statements.

(b)            Schedule 4.11(b) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which any Acquired Company is a party or by which the properties or assets of any Acquired Company are bound. The Sellers have delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)            Except as set forth on Schedule 4.11(c), the personal property owned and leased by the Acquired Companies: (i) has been maintained in all material respects in accordance with customary and reasonable business practices of such Acquired Company’s business, including with respect to regularly scheduled maintenance at regular service intervals, customary refurbishment, and consistent with manufacturer’s recommendations and the terms of any applicable lease agreements relating to such personal property, (ii) is in all material respects in good condition and repair, subject to normal wear and tear (including aging and ordinary course deterioration from regular use), ongoing repairs or refurbishments in the Ordinary Course of Business and obsolescence in the Ordinary Course of Business, and (iii) is suitable in all material respects for the purposes for which it is used. Each Acquired Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and no Acquired Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Acquired Company under any of the Personal Property Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.12          Intellectual Property.

(a)            Schedule 4.12(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, and material unregistered Copyrights (including Software) owned by the Acquired Companies or used in connection with the Business by the Acquired Companies and identifies the owner of each such Intellectual Property and each license, sublicense, agreement, or other permission that the Acquired Companies have granted to any third party with respect to any Intellectual Property used in connection with the Business (together with any exceptions). Schedule 4.12(a) lists (i) the jurisdictions in which each such item of Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable. All such Intellectual Property is valid, subsisting and enforceable. No interference, opposition, reissue, re-examination, post-grant review, or other Legal Proceeding is pending or, to the Knowledge of Sellers, threatened, in which the scope, validity, or enforceability of any such Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged.

(b)            Except as set forth on Schedule 4.12(b), the Acquired Companies are the sole and exclusive owner of all right, title and interest in and to all Intellectual Property necessary for the operation of the Business as presently conducted, free and clear of all Liens (other than Permitted Exceptions) or obligations to others. The Acquired Companies have valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property and Technology related to or used in connection with the Business as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens (other than Permitted Exceptions) or obligations to others. The consummation of the Transactions will not result in the loss or impairment of Purchaser’s right to own or use any such Intellectual Property or Technology.

(c)            The Intellectual Property and Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any Products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of the Acquired Companies do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person, and there are no pending or, to the Knowledge of Sellers, threatened claims against any Acquired Company regarding any of the foregoing. To the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Intellectual Property necessary for or used in the operation of the Business.

(d)            No Trade Secret has been disclosed by the Acquired Companies to any Person other than pursuant to a confidentiality or non-disclosure agreement or other legally binding obligation of confidentiality or non-disclosure. Each Acquired Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets, which measures are reasonable in the industry in which such Acquired Company operates. Each Acquired Company has executed valid written agreements with all Persons who have contributed to the development of Intellectual Property necessary for or used in the operation of the Business pursuant to which each such Person has assigned to the Acquired Companies all of their rights in and to such Intellectual Property.

(e)            The information technology systems of each Acquired Company, including the relevant Software and Hardware, are adequate for the Business as presently conducted and as currently proposed to be conducted, including with respect to expected increases in business volume. No information technology systems of any Acquired Company have suffered any material failure since the Lookback Date and are reasonably secure against intrusion. To the Knowledge of Sellers, no Acquired Company has suffered any security breaches since the Lookback Date that have resulted in a third party obtaining access to any Confidential Information of the Acquired Companies or any of their customers or suppliers or otherwise relating to the Business.

(f)            Each Acquired Company is in compliance in all material respects with any posted privacy policies and any Laws relating to personally identifiable information. No Acquired Company has received any written complaint regarding the collection, use or disclosure of personal information. To the Knowledge of Sellers, no Acquired Company has experienced any breach of security or unauthorized access by third parties to personal information in such Acquired Company’s possession, custody or control.

4.13          Material Contracts.

(a)            Schedule 4.13(a) sets forth, by reference to the applicable subsection of this Section 4.13(a), all of the following Contracts to which any Acquired Company is a party and for which there are continuing obligations as of or following the Closing Date or by which any Acquired Company or any Acquired Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i)              Contracts with any Related Person;

(ii)            each Contract with a Significant Customer or a Significant Vendor;

(iii)            each Government Contract;

(iv)           each Contract requiring expenditures by any Acquired Company after the Closing Date in the aggregate amount of at least $50,000 per annum;

(v)            each Contract relating to the Leased Real Property including the Real Property Leases;

(vi)           each Contract pursuant to which any Acquired Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person;

(vii)          Contracts with any Union;

(viii)         Contracts for the sale of any of the assets of any Acquired Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(ix)            Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(x)             Contracts containing: (A) covenants of any Acquired Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person or (B) covenants of any other Person not to compete with any Acquired Company in any line of business or in any geographical area or not to solicit or hire any Person;

(xi)            Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by any Acquired Company of any operating business or material assets or the capital stock of any other Person;

(xii)           Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of any Acquired Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xiii)          Contracts (A) providing for payments by or to any Acquired Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof or (B) that involve delivery of 5,000 yards or more of product;

(xiv)          Contracts providing for severance, retention, any bonus, change in control or other similar payments;

(xv)           Contracts for the employment of any individual on a full-time, part-time or consulting or other basis: (A) that requires notice of termination or is not terminable at will or (B) that provides for any severance or termination payment, in each case, excluding offer letters whereby any Acquired Company employs an individual on an “at-will” basis that are terminable without prior notice or penalty;

(xvi)          any Contract for the services of any Independent Contractor or consultant of any Acquired Company;

(xvii)         each Contract that contains a change of control provision;

(xviii)       each Contract between any Acquired Company, on the one hand, and an Affiliate of such Acquired Company, on the other hand;

(xix)          management Contracts and Contracts with Independent Contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xx)            each Contract under which any Acquired Company is obligated to incur any change of control payments pursuant to a Plan;

(xxi)          each Contract that relates to the settlement or compromise of any Legal Proceeding pursuant to which any Acquired Company is obligated to (A) provide payment or payments after the Closing Date in excess of $100,000 or (B) satisfy any material non-monetary obligations;

(xxii)          each Contract, the breach or termination of which by any party thereto would, individually or in the aggregate, be material to any Acquired Company;

(xxiii)        outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Acquired Company; and

(xxiv)        all Contracts obligating any Acquired Company to provide or obtain products or services for a period of one year or more or containing any minimum purchase requirements, take-or-pay provisions, exclusivity requirement, exclusive-dealing provision, requirements contracts or any “most-favored nation”, “most favored pricing” or similar clause in favor of any Person.

(b)            Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of Sellers, of the other parties thereto and enforceable against each of them in accordance with its terms. No Acquired Company is in breach of or default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by any Acquired Company or, to the Knowledge of Sellers, any other party thereunder. No party to any of the Material Contracts has exercised, nor, to the Knowledge of Sellers, threatened to exercise, any termination rights with respect thereto, and no party has given written, or to the Knowledge of Sellers, other notice of any significant dispute with respect to any Material Contract. The Acquired Companies, to the Knowledge of Sellers, have the benefit of each Material Contract under which any other party thereto has any outstanding obligation thereunder and, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to the limitations on availability of equitable remedies, shall be entitled to enforce each such Material Contract immediately following the Closing in accordance with and subject to the terms and conditions set forth in such Material Contract. Other than any Related Party Transaction, no Seller or its Affiliates is a party to any Contract that relates to the Business. The Sellers have delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Since the Balance Sheet Date, no Acquired Company has released or waived any material rights under any Material Contract.

4.14          Employee Benefits.

(a)            Schedule 4.14(a) contains a true and complete list of all Plans. Neither the Acquired Companies nor any ERISA Affiliate has at any time contributed to or has or has had any obligation to contribute to or has any Liability, contingent or otherwise, with respect to any “multiemployer plan,” as that term is defined in Section 3(37) or Section 4001 of ERISA or any “employee benefit plan” subject to Title IV of ERISA or Code Section 412 or that could result in a Lien attaching to the assets of any Acquired Company. No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code, or a “non-qualified deferred compensation plan” as described in Section 409A(d)(1) of the Code.

(b)            Each of the Plans and its administration is in material compliance and has complied in all material respects with ERISA and the Code and all other applicable Laws and with the terms of each such Plan and any applicable collective bargaining agreement, in each case, in all material respects, and no statement, either written or oral, has been made by any Acquired Company, any ERISA Affiliate or any Person with regard to any Plan that is not in accordance with the terms of such Plan. Each Acquired Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and there has not been any material default or violation by any party to, any Plan. There are no pending, or threatened claims or Legal Proceedings, by or on behalf of any Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, and no fact or event exists that could give rise to any such claim or Legal Proceeding. No “prohibited transaction” (as defined in Sections 406 or 407 of ERISA or Section 4975 of the Code) or any other transaction has occurred with respect to any Plan that would be reasonably likely to subject any Acquired Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. All Acquired Companies are, in all material respects, in compliance with the applicable requirements of the Patient Protection and Affordable Care Act and no Acquired Companies have incurred any penalty, Tax or assessment under Chapter 43 of the Code and nothing has occurred that would reasonably be expected to subject any Acquired Company to any such penalty, Tax or assessment.

(c)            Sellers have delivered to Purchaser:

(i)            all documents that set forth the terms of each Plan and of any related trust, including, as applicable, (A) all plan documents and any amendments thereto, plan descriptions and summary plan descriptions, and any corresponding summary of material modifications of Plans for the Acquired Companies that is required to prepare, file, and distribute plan documents, plan descriptions and summary plan descriptions, (B) all summaries and descriptions furnished to participants and beneficiaries regarding Plans for which a plan document, plan description or summary plan description is not required, and (C) all insurance policies or other funding mechanism which were purchased by or to provide benefits under any Plan currently in force or for which any Acquired Company currently has any Liability;

(ii)            with respect to each Plan that is a “group health plan” (as defined in Code Section 4980B(g)), a list of the names and contact information for each individual who: (1) is currently receiving health care continuation coverage under COBRA, (2) is eligible to receive health care continuation coverage under COBRA and with respect to whom the “election period” (as defined in Code Section 4980B(f)(5)) has not expired, or (3) will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Treasury Regulations) in connection with the transaction contemplated by this Agreement;

(iii)            a written description of any Plan that is not otherwise in writing;

(iv)           copies of all nonroutine (A) notices that were given by the IRS, the PBGC, or the DOL to any Acquired Company, any ERISA Affiliate, or any Plan and (B) notices or reports that were given by any Acquired Company, any ERISA Affiliate, or any Plan to the IRS, the PBGC, the DOL, or other Governmental Body, in each case, since the Lookback Date;

(v)            with respect to Plans that are intended to be “qualified” under Code Section 401(a) (a “Qualified Plan”), the most recent IRS determination letter (or, if such Plan is a master, prototype, or volume submitter plan, the opinion or advisory letter issued by the IRS for such master, prototype, or volume submitter plan), for each such Plan and nondiscrimination, minimum coverage, and top heavy testing results for each Qualified Plan for the prior three plan years;

(vi)            Form 5500 annual reports (including all schedules, financial statements and attachments) for the three most recently completed plan years, IRS Forms 1094-C and 1095-C for the three most recently completed plan years, summary of benefits and coverage, summary annual reports for the three most recently completed plan years, form of COBRA communications, employee handbooks, and any other material written communications or required notices with respect to any of the Plans; and

(vii)          nondiscrimination, coverage, and any other required annual testing for the three most recent plan years.

(d)            Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or upon the occurrence of any additional events, (i) result in the payment, vesting, or acceleration of any benefit, (ii) entitle any Person to change-of-control, retention, severance or other similar payments, or (iii) trigger any funding obligation under any Plan or applicable Law, and there is no Contract, agreement, plan, arrangement, or understanding covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, any Acquired Company or any of their respective Affiliates by reason of Code Section 280G. The Acquired Companies do not have an obligation or commitment to gross-up, indemnify, reimburse or make an additional payment to any individual by reason of any Tax, including under Sections 4999 or 409A of the Code.

(e)            None of the Plans are maintained by a professional employer organization or any similar organization and no Acquired Company is a party to any Contract with a professional employer organization or similar organization.

(f)            Except to the extent required pursuant to Code Section 4980B(f) and the corresponding provisions of ERISA, no Plan provides retiree medical or retiree life insurance benefits to any Person, and, no Acquired Company is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

4.15            Labor and Employment Matters.

(a)            Schedule 4.15(a)(i) sets forth a true, correct and complete list of each Person who is an Employee as of the Closing Date, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) job title; (iii) date of hire; (iv) whether full-time or part-time; (v) whether classified as exempt or non-exempt under the Fair Labor Standards Act; (vi) whether covered by the terms of an employment agreement; (vii) whether absent from active employment or service and if so, the date such absence commenced and the anticipated date of return to active employment or active service; (viii) if paid by salary, annual salary or if paid by the hour, regular hourly rate, and, if applicable, target bonus and other incentive compensation, such salary or hourly rate and other compensation data to include current information and such information for the prior 12-month period; (ix) accrued unused vacation, sick days and other paid days off; (x) work location; and (xi) the applicable Acquired Company that employs the Employee. Schedule 4.15(a)(ii) sets forth a true, correct and complete list of each Independent Contractor, including for each such Independent Contractor, their (i) name; (ii) date of engagement or commencement of service; (iii) whether covered by the terms of a written agreement; (iv) a general description of the type of services provided by the Independent Contractor to the applicable Acquired Company; (v) a statement of the applicable termination of engagement terms in place with the Independent Contractor; (vi) a general description of the payment structure with such Independent Contractor (i.e. a certain monthly fee, a certain fee per load, etc.); (vii) work location; and (viii) the applicable Acquired Company that has engaged the Independent Contractor.

(b)            Except for liabilities factored into the calculation of Closing Working Capital, as finally determined pursuant to Section 2.4, as of the Closing Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Employees, Former Employees, Independent Contractors and former consultants and other individual service providers of any Acquired Company for services performed for the Acquired Companies on or prior to the Closing Date have been paid in full, and there are no outstanding agreements, understandings or commitments of any Acquired Company to any such Employee or consultant or Independent Contractor with respect to any compensation, commissions, bonuses or fees.

(c)            Except as set forth on Schedule 4.15(c), as of the date of this Agreement, no Employee or Independent Contractor has given notice to any Acquired Company of such Employee’s or Independent Contractor’s intention to resign from employment or end engagement, as applicable, with the applicable Acquired Company.

(d)            No Acquired Company is, or has been since the Lookback Date, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and no Employees are represented by any Union. No labor organization or group of Employees has made a demand for recognition, and there have been no demands for recognition since the Lookback Date. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there have been no representation proceedings or petitions seeking a representation proceeding since the Lookback Date. To the Knowledge of Sellers, there is, and since the Lookback Date there has been, no organizing activity involving any Employees or Former Employees pending or threatened by any labor organization or group of employees.

(e)            There is not, and since the Lookback Date there has not been, any pending or, to the Knowledge of Sellers, threat of, any (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes against or involving the Acquired Companies. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees.

(f)            There are no complaints, charges or claims against the Acquired Companies pending or, to the Knowledge of Sellers, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(g)            Each Acquired Company is and has been in compliance in all material respects with all Laws relating to the employment of labor and employment practices, including, without limitation, all such Laws relating to hiring, promotion, termination, equal employment opportunities, fair employment practices, wages, hours, leaves of absence, paid sick leave, unemployment insurance, WARN Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, harassment, retaliation, reasonable accommodation, leave, reinstatement from leave, use of consumer reports, drug testing, training, disability rights or benefits, immigration, civil rights, working conditions, privacy, safety and health, and workers’ compensation.

(h)            There has been no “mass layoff” or “plant closing” (as defined by WARN Act), each Acquired Company has complied with the WARN Act, and no Acquired Company has plans to undertake any action that would trigger the WARN Act.

(i)            All individuals characterized and treated by the Acquired Companies as Independent Contractors are and have been properly treated as Independent Contractors under all applicable Laws. All Employees classified or treated by the Acquired Companies as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are and have been properly classified and treated as such by the Acquired Companies.

(j)            The Acquired Companies have on file complete and accurate Forms I-9 for all current Employees and Former Employees in compliance with Law. All Employees have provided documentation indicating that they are legally entitled to work in the jurisdiction in which such Employee is employed. Since the Lookback Date, none of the Acquired Companies have been notified of any investigation or audit by any branch or department of ICE, the U.S. Department of Labor, or other federal agency charged with administration and enforcement of federal immigration laws concerning Employees, and none of the Acquired Companies have since the Lookback Date received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(k)            There are no actions against the Acquired Companies pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment, engagement or failure to hire any current or former applicant, Employee, Former Employee, Independent Contractor, former Independent Contractor, intern or volunteer.

(l)            The Acquired Companies have reasonably investigated, and taken prompt corrective action where merited with respect to, all harassment, discrimination, retaliation or material policy violation allegations against any officer, director, or Employee. None of the Acquired Companies reasonably expect any material Liabilities with respect to any such allegations or that any such allegations could bring any of the Acquired Companies into material disrepute. No Acquired Company has been party to any settlement or similar agreement with any current Employee or Former Employee involving allegations of sexual harassment or sexual misconduct. No allegations of sexual harassment or sexual misconduct have been made against any current or former officer, executive, managerial-level employee or director of any Acquired Company.

(m)            No Acquired Company has paid nor will it be required to pay any bonus, fee, distribution, remuneration, or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out on Schedule 4.15(a)(i)) as a result of the Transactions or any contractual right triggered by any of the Transactions.

4.16          Litigation. Except as set forth on Schedule 4.16, there is no, and since the Lookback Date there has not been any, Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Acquired Company (or to the Knowledge of Sellers, pending or threatened, against any of the officers, managers, directors or key Employees of any Acquired Company with respect to their business activities on behalf of any Acquired Company), or to which any Acquired Company is otherwise a party; nor to the Knowledge of Sellers, is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.16, no Acquired Company is subject to any Order, and no Acquired Company is in breach or violation of any Order. Except as set forth on Schedule 4.16, no Acquired Company is engaged in any Legal Proceeding to recover any amounts due to it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Acquired Company or to which any Acquired Company is otherwise a party relating to this Agreement, any Transaction Document or the Transactions. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened that would prevent or otherwise affect any Seller’s ownership of the Equity Interests or are reasonably likely to prohibit or restrain the ability of such Seller to enter into this Agreement or consummate the Transactions.

4.17          Compliance with Laws; Permits.

(a)            Each Acquired Company has been in compliance in all material respects at all times during the five years prior to the Closing Date, and is in compliance in all material respects, with all Laws applicable to its operations or the Business. No Acquired Company has during the five years prior to the Closing Date received any written notice of or been charged with the violation of any Laws. To the Knowledge of Sellers, no Acquired Company is under investigation with respect to the violation of any Laws and there are no facts or circumstances that could form the basis for any such violation. To the Knowledge of Sellers, no fact or condition exists that, with notice or lapse of time or both, would constitute a default under any Order.

(b)            Schedule 4.17(b) contains a list of all Permits that are required for, or used in, the operation of the Business as currently conducted, other than those the failure of which to possess is immaterial. The Acquired Companies currently have all Permits that are required for, or used in, the operation of the Business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. All such Permits are in full force and effect. No Acquired Company is in default or violation, and no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of such Permit and, to the Knowledge of Sellers, there are no facts or circumstances that could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened, relating to the suspension, revocation or modification of any such Permit.

4.18          Environmental Matters. Except as set forth on Schedule 4.18 hereto:

(a)            The operations of the Acquired Companies and the Business are and have during the five years prior to the Closing Date been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits; no Legal Proceeding is pending or, to the Knowledge of Sellers, threatened to revoke, modify or terminate any such Environmental Permit; no applications to obtain, renew or modify any Environmental Permit are pending; and, to the Knowledge of Sellers, no facts, circumstances or conditions currently exist that could materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits. To the extent required to be filed prior to Closing in order to maintain the effectiveness of any Environmental Permit during the pendency of renewal, the Acquired Companies have filed or caused to be filed an application to renew all such Environmental Permits.

(b)            Neither any Acquired Company nor the Business is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and no Acquired Company has received any written request for information or notification alleging responsibility under CERCLA or an analogous state Law.

(c)            During the five years prior to the Closing Date, (i) no Legal Proceeding has been made or is pending, or to the Knowledge of Sellers, threatened against any Acquired Company or the Business alleging either or both that any Acquired Company or the Business may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law, and (ii) no Acquired Company has received any written notice or communication relating to any alleged, actual, or potential violation of Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any liability under Environmental Law with respect to or affecting any Acquired Company, the Business or any Leased Real Property.

(d)            No Acquired Company has Released or threatened to Release and there has been no Release or threatened Release by any other Person, of any Hazardous Materials on, at, under, to or about (i) the Leased Real Property or any other property currently owned, operated or leased by any Acquired Company or used in connection with the Business, (ii) any property formerly operated or leased by any Acquired Company or in connection with the Business during the time of such Acquired Company’s or the Business’ operation or lease, or (iii) any location where Hazardous Materials from the operations or activities of the Acquired Companies or the Business have come to be located. To the Knowledge of the Sellers, no facts, circumstances or conditions exist with respect to any Acquired Company or any property currently or formerly owned, operated or leased by any Acquired Company or any property to which any Acquired Company arranged for the disposal or treatment of Hazardous Materials that would result in the imposition of any Liabilities on any Acquired Company under Environmental Law.

(e)            There are no pending or, to the Knowledge of Sellers, threatened, investigations of any Acquired Company, its operations or any currently or formerly operated or leased property that would reasonably be expected to lead to the imposition of Liabilities or Liens under Environmental Law.

(f)            Neither the Acquired Companies nor the Business have assumed, undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Law or Hazardous Materials.

(g)            The Acquired Companies have made available to Purchaser all environmentally related Permits, governmental submissions, audits, studies, reports, analyses, and results of investigations that have been performed with respect to the environmental condition of currently or previously operated or leased properties of the Acquired Companies or with respect to the compliance of the Acquired Companies or the Business with Environmental Law, in each case that have been obtained or submitted during the five years prior to the Closing Date.

4.19          Insurance. Each Acquired Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which such Acquired Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are commercially reasonable for the business, assets and properties of such Acquired Company. Set forth on Schedule 4.19(i) is a list of all insurance policies and bonds and self-insurance arrangements currently in force and held by or applicable to the Acquired Companies setting forth, in respect of each such policy: (i) the policy name, (ii) policy number, (iii) carrier, (iv) term, (v) type and amount of coverage, (vi) annual premium, (vii) whether the policies may be terminated upon consummation of the Transactions and (viii) if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. The Acquired Companies are not in breach of or default under any such insurance policies. To the Knowledge of Sellers, the Acquired Companies have not received any oral or written notice with respect to any actual or possible (x) cancellation or invalidation of any of the insurance policies or (y) refusal of coverage, reservation of rights or rejection of any covered claim, under any of the insurance policies, and (z) no event relating to the Acquired Companies has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or that could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled since the Lookback Date and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy of any Acquired Company during such period. Except as set forth on Schedule 4.19(ii), all such insurance will remain in full force and effect immediately following the consummation of the Transactions. The Acquired Companies have not received any oral or written notice that any issuer of any insurance policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated or any oral or written notice that such insurance policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. No event has occurred, including the failure by any Acquired Company to give any notice or information, or the Acquired Companies giving any inaccurate or erroneous notice or information, that limits or impairs the rights of any Acquired Company under any such insurance policies. Each Acquired Company has notified all potentially applicable insurers of each claim of which such Acquired Company has knowledge, and where such notice is allowed under the insurance policy, of each circumstance or event or fact that might give rise to a claim under said policy in the future. Schedule 4.19(iii) contains a list of each claim that the Acquired Companies have made against any of their insurers for each insurance policy since the Lookback Date, including for each claim, (A) the insurance policy to which the claim was made, (B) the date and description of the type of claim, (C) the current status of the claim, and (D) to the extent made available to the Acquired Companies, the amount of money that has been paid with respect to each claim or that has been reserved for future payment with respect to said claim.

4.20          Accounts and Notes Receivable and Payable; Inventory.

(a)            A complete and accurate list of the accounts receivable of the Acquired Companies as of the date that is two Business Days preceding the Closing Date, showing the aging thereof, is included on Schedule 4.20. All accounts and notes receivable of each Acquired Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Acquired Companies reflected on the Interim Balance Sheet or otherwise set forth on Schedule 4.20 are, to the Knowledge of Sellers, collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon or taken in the calculation of the Closing Working Capital, as finally determined pursuant to Section 2.4, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Acquired Companies (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b)            All accounts payable of the Acquired Companies reflected in the Interim Balance Sheet or arising after the Interim Balance Sheet Date are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

(c)            Except as set forth on Schedule 4.20(c), the inventory of each Acquired Company, whether or not reflected in the Financial Statements, including raw materials, supplies, work-in-process, finished goods, and other materials (collectively, the “Inventory”), (i) is in good, merchantable, and useable condition, (ii) is reflected in the Interim Balance Sheet and will be reflected in the calculation of the Estimated Closing Working Capital at cost (first-in, first-out method) in accordance with GAAP, and (iii) is, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business and is, in the case of all other Inventory, of a quality and quantity useable in the Ordinary Course of Business. The Acquired Companies maintain inventory obsolescence policies which are reasonable for the nature of the Products sold and the marketing methods used by any Acquired Company, and the reserve for inventory obsolescence contained in the Interim Balance Sheet fairly reflects the amount of obsolete Inventory as of the Interim Balance Sheet Date.

4.21          Related Party Transactions. Except as set forth on Schedule 4.21, no Employee, officer, director, manager, equity holder, partner or member of any Acquired Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”): (a) owes any amount to any Acquired Company nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is a party to any Business arrangement, any Contract, transaction or other relationship with any Acquired Company (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by any Acquired Company, (d) has any claim or cause of action against any Acquired Company or (e) owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any Acquired Company (each such transaction, a “Related Party Transaction”). Except as set forth on Schedule 4.21, each Related Party Transaction is on terms and conditions that are no less favorable to the applicable Acquired Company (or its Affiliate, as applicable) than those that would have been obtained in a comparable arm’s-length transaction by such Acquired Company (or its Affiliate, as applicable) with a bona fide third party.

4.22         Bank Accounts. Schedule 4.22 contains a complete and correct list of (a) the names and locations of all banks in which any Acquired Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.22, no Person holds a power of attorney to act on behalf of any Acquired Company.

4.23          Financial Advisors. Except as set forth on Schedule 4.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Acquired Company in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.24          Certain Payments.

(a)            Since the Lookback Date, no Acquired Company nor, to the Knowledge of Sellers, their respective directors, officers, managers, Employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect any Anti-Corruption Laws, or (v) has, directly or indirectly, made, offered, authorized, facilitated, received, or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any official of a Governmental Body or any other Person in violation of Anti-Corruption Laws, in each case (i) - (v), in connection with or relating to the Business.

(b)            To the Knowledge of Sellers, in connection with or relating to the Business, no Acquired Company nor its respective directors, officers, managers, Employees, agents or third-party representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under Export Control Laws or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigations, inquiries or proceedings are pending or, to the Knowledge of Sellers, have been threatened, and to the Knowledge of Sellers, there is no basis likely to give rise to any such investigation, inquiry or proceeding.

4.25          Terms of Service; Product Liability.

(a)            Each Product or service manufactured, sold, delivered, distributed or provided by or on behalf of the Acquired Companies has been sold, delivered, distributed or provided in conformity in all material respects with all contractual commitments of the Acquired Companies and all express and implied warranties, and in compliance in all material respects with all applicable Laws. No Acquired Company currently has, nor has since the Lookback Date had, any material Liability for replacement or repair of any such Product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Acquired Companies. Attached to Schedule 4.25(a) are copies of the standard terms and conditions of sale, lease, or service for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions). No Product manufactured, sold, leased or delivered or any service provided by the Acquired Companies is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, lease, or service.

(b)            There has not been, since the Lookback Date, any Legal Proceeding by or before any Governmental Body against any Acquired Company, involving a product manufactured, produced, distributed or sold by or on behalf of the Acquired Companies (a “Product”), which is pending or, to the Knowledge of Sellers, threatened on behalf of the ultimate purchaser of any Product, resulting from (i) an alleged defect in design, manufacture, materials or workmanship of any Product (excluding Product returns on a case-by-case basis in the Ordinary Course of Business), or (ii) any alleged failure to warn.

(c)            There has not been, since the Lookback Date, any recall or post-sale warning applicable in general to Products (and not to Product returns on a case-by-case basis) conducted by or on behalf of any Acquired Company.

4.26          Customers and Vendors.

(a)            Set forth on Schedule 4.26(a) are each Acquired Company’s 20 largest customers, by dollar volume, during the 12-month period ending December 31, 2024, December 31, 2025 and the three-month period ending March 31, 2026 (each a “Significant Customer” and collectively, the “Significant Customers”) and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. Except as set forth on Schedule 4.26(a), no Acquired Company is engaged in any Legal Proceeding or material dispute with any Significant Customer. Since the Interim Balance Sheet Date, no Significant Customer has terminated, canceled, or substantially reduced the quantity of Products or services it purchases from any Acquired Company (other than as a result of the completion of a project on behalf of such Significant Customer or otherwise in the Ordinary Course of Business) or modified the commercial terms of its relationship (whether related to payment, price or otherwise) with such Acquired Company in a manner materially adverse to such Acquired Company. To the Knowledge of Sellers, (i) no Significant Customer has notified any Acquired Company that such Significant Customer intends to terminate, cancel, or substantially reduce the quantity of Products or services it purchases from such Acquired Company (other than in connection with the completion of a project on behalf of such Significant Customer or otherwise in the Ordinary Course of Business) or modify the commercial terms of its relationship with such Acquired Company in a manner materially adverse to such Acquired Company and (ii) no Acquired Company has received any written or, to the Knowledge of Sellers, oral material complaint or other correspondence from any Significant Customer regarding the foregoing. To the Knowledge of Sellers, no Significant Customer is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appointed a receiver.

(b)            Set forth on Schedule 4.26(b) are each Acquired Company’s 20 largest vendors, by dollar volume, during the 12-month period ending December 31, 2024, December 31, 2025 and the three-month period ending March 31, 2026 (each a “Significant Vendor” and collectively, the “Significant Vendors”) and set forth opposite the name of each such Significant Vendor is the dollar amount of purchases attributable to such Significant Vendor for such periods. No Acquired Company is engaged in any Legal Proceeding or material dispute with any Significant Vendor. Since the Interim Balance Sheet Date, no Significant Vendor has terminated, canceled, or substantially reduced the quantity of Products or services it provides to any Acquired Company (other than as directed by such Acquired Company in the Ordinary Course of Business or for a termination resulting from the expiration of a Contract in accordance with its terms) or modified the commercial terms of its relationship (whether related to payment, price or otherwise) with such Acquired Company in a manner materially adverse to such Acquired Company. To the Knowledge of Sellers, (i) no Significant Vendor intends to terminate, cancel or substantially reduce the quantity of Products or services it provides to such Acquired Company (other than in the Ordinary Course of Business) or materially modify the commercial terms of its relationship (whether related to payment, price or otherwise) with such Acquired Company in a manner adverse to such Acquired Company and (ii) no Acquired Company has received any written or, to the Knowledge of Sellers, oral material complaint or other material correspondence from any Significant Vendor regarding the foregoing. To the Knowledge of Sellers, no Significant Vendor is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appointed a receiver.

4.27          Sanctions. No Acquired Company or its respective directors, officers, managers, Employees, agents or third-party representatives is currently or has since the Lookback Date been: (a) a Sanctioned Person; (b) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (c) otherwise in violation of any Sanctions Laws.

4.28          Export Controls. Neither the Acquired Companies nor the Business exports any Products, items, Technology or controlled items under any import/export Law of the United States or any foreign jurisdiction.

4.29          Government Contracts. Each Acquired Company has complied in all material respects with all material terms and conditions of all Government Contracts and all Laws applicable thereto. There exists no material breach, default or violation on the part of any Acquired Company or, to the Knowledge of Sellers, on the part of any other party to any such Government Contract nor has any Acquired Company received written notice of any such breach, default, or violation. No Government Contract is required by its terms or applicable Law (excluding the discretionary right to terminate for convenience) or likely, through exercise of discretion, to be terminated by a Governmental Body as a result of the consummation of the Transactions.

4.30          Privacy and Security. The Acquired Companies maintain policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all Data Security Requirements. The Acquired Companies and the conduct of the Business by the Acquired Companies are in compliance with, and at all times during the prior three years, have been in material compliance with, all Data Security Requirements.

4.31          Disclaimer of Other Representations and Warranties.

(a)            Except for the representations and warranties expressly set forth in Article IV of this Agreement (as expressly qualified and/or supplemented by the Disclosure Schedules) or any other Transaction Document, none of the Sellers nor any of their respective representatives or Affiliates has made (or shall be deemed to have made) any representations or warranties, express or implied, of any nature whatsoever relating to the Acquired Companies, the Business or the Transactions.

(b)            Without limiting the generality of the foregoing clause (a), none of the Sellers nor any of their respective representatives or Affiliates has made (and shall not be deemed to have made) any representations or warranties in the evaluation materials relating to the Business made available or delivered to Purchaser (including due diligence materials, any presentation of the Business by the management of the Target or others in connection with the Transactions, or any other materials or information otherwise made available to Purchaser in an electronic data room) in connection with the Transactions, and no statement contained in any such materials or presentation shall be deemed a representation or warranty under this Agreement and deemed to be relied on by Purchaser in executing, delivering and performing this Agreement.

(c)            Other than with respect to the representations and warranties set forth in Article IV of this Agreement (as expressly qualified and/or supplemented by the Disclosure Schedules) or any other Transaction Document or in the case of Fraud by a Seller, no Seller shall be subject to any Liability (including any claim based on fraudulent inducement) arising out of, relating to, or resulting from any other representations or warranties, whether written or oral, common law or statutory, express or implied (including with respect to non-infringement, merchantability, or suitability or fitness for any particular purpose), as to the accuracy or completeness of, or use by Purchaser of, any materials, document, or information regarding the Acquired Companies, the Business (including the condition, value, quality, or suitability of any assets, or forward-looking statements) or the Transactions.

Article V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that the following representations and warranties are true and correct as of the Closing Date:

5.1            Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

5.2            Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary action on behalf of Purchaser. This Agreement and each Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Transaction Documents constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3            Conflicts; Consents of Third Parties.

(a)            None of the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents, the consummation of the Transactions or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Organizational Documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, in each case, which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions.

(b)            No consent, waiver, approval, Order, Permit, declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement and the Transaction Documents or the compliance by Purchaser with any of the provisions of this Agreement and the Transaction Documents, except for such consents, waivers, approvals, Orders, Permits, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions.

5.4            Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the Transactions.

5.5            Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6            Solvency. Immediately after giving effect to the Transactions, including the payment of the Purchase Price, (a) Purchaser will not be insolvent or left with unreasonably small capital, (b) the fair saleable value of the assets of Purchaser will exceed the amount of its liabilities, and (c) Purchaser will be able to pay its debts and obligations as they become due in the ordinary course of business.

5.7            Acknowledgement of Purchaser.

(a)            In connection with its decision to enter into this Agreement and consummate the Transactions, Purchaser hereby expressly acknowledges to the Sellers and agrees that Purchaser, Purchaser Holdco, PubCo or their Affiliates are not relying on any representation or warranty, express or implied, or any other statement or information of any kind of, by, or on behalf of Sellers, the Acquired Companies or any of their respective Affiliates, agents, employees, or representatives, with respect to the matters set forth in this Agreement, or with respect to any estimates, projections or forecasts involving the Business, or with respect to any evaluation materials, due diligence materials, management presentations or other materials or information made available to Purchaser in connection with the Transactions, whether orally or in writing, except the representations and warranties expressly set forth in Article IV of this Agreement (as expressly qualified and/or supplemented by the Disclosure Schedules) and the other Transaction Documents.

(b)            Purchaser further expressly acknowledges that no Seller nor any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, the Business, or the Transactions not specifically and expressly set forth in Article IV of this Agreement (including the applicable Disclosure Schedules) or any other Transaction Document and no Seller nor any of their respective Affiliates or any other Person shall have or be subject to any Liability to Purchaser, Purchaser Holdco, PubCo, their respective Affiliates or representatives or any other Person resulting from Purchaser’s, Purchaser Holdco’s, or PubCo’s use of any such information not expressly set forth in Article IV of this Agreement (including the applicable the Disclosure Schedules) or such other Transaction Document (including due diligence materials, any presentation of the Business by the management of the Target or others in connection with the Transactions, or any other materials or information otherwise made available to Purchaser or its representatives in an electronic data room or otherwise).

Article VI.

COVENANTS

6.1            Restrictive Covenants. As partial consideration for payment of the Purchase Price and as an inducement for Purchaser to enter into this Agreement, each Seller agrees to the following covenants:

(a)            Non-Competition. Each of the Rollover Seller, Mikytuck, Wienberg, T. Foley and J. Foley, on behalf of itself, himself or herself and their respective controlled Affiliates (each, a “Restricted Party”), agrees that each of the Sellers through this Agreement is selling the goodwill of each Acquired Company. During the Restricted Period, the Restricted Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, anywhere in the Restricted Area, own, establish, manage, engage in, in any capacity (including as a partner, shareholder, member, employee, principal, agent, trustee or consultant), operate, control, provide financial support to, work for, consult with, render services for, do business with, maintain an interest in (proprietary, financial or otherwise) or participate in the ownership, establishment, management, operation or control of, any Restricted Business. Furthermore, each of T. Foley and J. Foley shall not, and shall not permit any of their respective Affiliates at any time now or in the future to, directly or indirectly, use any trade name of the Acquired Companies, including “City Concrete”, in any manner or for any business activity that is competitive with or similar to the Business other than in connection with such Person’s employment by any Acquired Company or otherwise for the benefit of the Acquired Companies. Notwithstanding the restrictions contained in this Section 6.1(a), a Restricted Party may, as applicable: (i) own solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; and (ii) own the Rollover Securities (or any securities received upon the exchange or conversion of the Rollover Securities) or PubCo Stock. Without limiting the generality of the foregoing, during the Restricted Period, the Restricted Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, whether alone or as a partner, joint venturer, contractor, lender or other representative of any Person: (A) solicit, create, maintain or interfere with any business relationship with any Person who, as of the Closing Date, is a customer, supplier, lessor, licensor or other material business associate of the Acquired Companies, in each case for the benefit of or in furtherance of any Restricted Business; or (B) request, advise, encourage or induce any such customer, supplier, lessor, licensor or other material business associate of the Acquired Companies to withdraw, curtail or cancel its business with, or otherwise take any action that would reasonably be expected to interfere with or adversely affect its relationship with, the Acquired Companies, Purchaser or any Affiliate of Purchaser. The Parties agree that this Section 6.1(a) shall not prohibit a Restricted Party or its Affiliate that is a landlord from enforcing or exercising any rights and remedies provided for under an Amended and Restated Lease Agreement solely in such Person’s capacity as a landlord.

(b)            Non-Solicitation. During the Restricted Period, each Restricted Party shall not, and shall not permit any of its respective controlled Affiliates or their respective officers, managers, directors and employees, to, directly or indirectly: (i) cause, solicit, recruit, hire away, induce or encourage any employees, contractors who have a material relationship with respect to the Business as of the Closing Date or any other Person who has a material relationship with the Acquired Companies with respect to the Business as of the Closing Date, or any such Person who was employed or engaged by the Acquired Companies at any time within 12 months before the Closing Date, to leave such employment; or (ii) employ or engage any such Person; provided, that the foregoing shall not prohibit the solicitation or hiring of any Person pursuant to a general solicitation not specifically directed at such Person, the Acquired Companies or the Business.

(c)            Confidentiality. From and after the Closing Date, each Seller and the Sellers Representative in its capacity as such (subject to the final sentence of this Section 6.1(c) as it relates to PNC) shall not, and shall cause its Affiliates and their respective officers, managers, directors and employees not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, managers, directors, representatives and employees of Purchaser and legal, accounting and tax advisors, who, in each case, need to know such information in connection with their representation of the Sellers and are bound by a duty of confidentiality with respect to such Confidential Information), or use or otherwise exploit for such Seller’s own benefit or for the benefit of anyone other than Purchaser and its Affiliates (excluding any Sellers that are not Affiliates), any Confidential Information. If any Seller or any of its Affiliates or its or their respective representatives are compelled to disclose any Confidential Information by Legal Proceeding or by Law, such Seller shall promptly notify Purchaser in writing prior to making any such disclosures, if possible and not prohibited by Law, and shall disclose only that portion of such Confidential Information which such Seller is advised by its legal counsel is legally required to be disclosed. In the event of any such legally required disclosure, such Seller shall, if instructed by Purchaser, use its commercially reasonable efforts to assist and cooperate with Purchaser, at Purchaser’s expense, to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. Each Seller acknowledges and agrees that Purchaser, as of Closing, becomes the exclusive owner of the Confidential Information and that no Seller nor any of its Affiliates or representatives has any right, title or interest therein. The foregoing shall not limit any protections or benefits available to Purchaser with respect to trade secrets under applicable Law. Notwithstanding the foregoing, this Agreement shall not prohibit a Seller from using or disclosing Confidential Information (i) to such Seller’s limited partners and members in the ordinary course (provided such Persons are bound by confidentiality obligations), (ii) as necessary in the course of performing such Person’s obligations on behalf of the Business or enforcing such Person’s rights under this Agreement or any other Transaction Document (provided that any Confidential Information shall be filed under seal in connection with any filings), (iii) as required in connection with any Tax filings, (iv) to such Person’s advisors as necessary to satisfy accounting or financial reporting obligations (provided such advisors are bound by professional duties of confidentiality), (v) in connection with the preparation or defense of any claims relating to this Agreement, the other Transaction Documents, or the Transactions (provided that any Confidential Information shall be subject to appropriate confidentiality protections); (vi) in connection with such PNC Affiliates’ normal fund raising, marketing, informational, or reporting activities, provided, that any recipient of Confidential Information is bound by confidentiality obligations; (vii) regulatory examinations and supervisory disclosures by PNC, (viii) ordinary course compliance and risk reporting within The PNC Financial Services Group, and (ix) any disclosure by PNC as required by banking regulators or applicable Law. The obligations set forth in this Section 6.1(c) shall survive the Closing for a period of five years; provided, that with respect to any Confidential Information that constitutes a trade secret under applicable Law, such confidentiality obligations shall survive the Closing indefinitely for so long as such information continues to constitute a trade secret under applicable Law. Notwithstanding anything to the contrary in this Section 6.1(c), (1) Hope Intermediate’s obligations under this Section 6.1(c) as it relates to PNC are limited solely to the actions of PNC and the PNC Designated Affiliates and shall not require Hope Intermediate or PNC to cause any of PNC’s Affiliates (including any other Person affiliated with The PNC Financial Services Group, Inc.) to comply with the confidentiality obligations set forth herein; and (2) in the event that PNC or any Affiliate of PNC is required by any applicable Law or any banking, securities or other regulatory Governmental Body having jurisdiction over PNC or such Affiliate to disclose any Confidential Information or any information relating to the Acquired Companies or the Transactions, PNC or such Affiliate shall have the unrestricted right to make such disclosure required by law without prior notice to Purchaser and without any obligation to seek a protective order or other confidential treatment with respect thereto, but shall use commercially reasonable efforts to advise Purchaser if legally permitted to do so.

(d)            Non-Disparagement. The Restricted Parties shall not, and shall cause their Affiliates and their respective officers, managers, directors and employees not to, directly or indirectly, disparage, criticize, or initiate negative publicity about Purchaser or any of its Affiliates in any way that could be reasonably expected to adversely impact the goodwill, reputation or business relationships of the Business, Purchaser or any of its Affiliates with the public generally, or with any of their customers, suppliers, contractors or employees. PNC shall not, and shall cause the PNC Affiliates and their respective officers, managers, directors and employees not to, directly or indirectly, disparage, criticize, or initiate negative publicity about Purchaser or any of its Affiliates in any way that adversely impacts the goodwill, reputation or business relationships of the Business, Purchaser or any of its Affiliates with the public generally, or with any of their customers, suppliers, contractors or employees. Notwithstanding the foregoing, this Section 6.1(d) shall not prohibit, or be violated by, the making of a truthful and accurate statement that is (i) required by applicable Law or in connection with any Legal Proceeding, provided, that such statement is limited to the minimum disclosure necessary, (ii) necessary to rebut any untrue public statement by Purchaser or any of its Affiliates, or (iii) made in connection with the exercise by any Seller of any right or remedy under this Agreement or any other Transaction Document. The obligations set forth in this Section 6.1(d) shall survive the Closing for a period of five years.

(e)            The Sellers acknowledge and agree that the Business is conducted in the Restricted Area and that the restrictions contained in this Section 6.1 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 6.1 should ever be adjudicated by a court of competent jurisdiction in a final non-appealable judgment to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. In addition, in the event of a breach or violation by any Restricted Party of this Section 6.1, the Restricted Period described in clauses (a) and (b) above shall be tolled with respect to such Restricted Party until such breach or violation has been duly cured.

(f)            The Sellers acknowledge that a breach or threatened breach of this Section 6.1 may give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Sellers of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The rights and remedies provided by this Section 6.1 are cumulative and in addition to any other rights and remedies that Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 6.1, the portion of the Purchase Price that is allocated by the Parties to the foregoing covenant (if any) shall not be considered a measure of or limit on such damages. No claim against Purchaser, the Acquired Companies or any of their respective Affiliates under this Agreement or otherwise shall constitute a defense to the enforcement by Purchaser of the covenants and obligations in this Section 6.1. In the event of a final determination of any violation of any of the covenants or obligations under this Section 6.1 by any Seller, Purchaser shall be entitled to recover from such Seller its reasonable attorneys’ and witness fees and all costs and expenses associated with the enforcement of any provision of this Section 6.1 in addition to any other available legal or equitable remedies.

(g)            For the avoidance of doubt, Purchaser hereby acknowledges and agrees that the covenants in Section 6.1(a) (Non-Competition) and Section 6.1(b) (Non-Solicitation) shall not be deemed to bind, or apply with respect to, PNC. Purchaser further acknowledges and agrees that the covenants in Section 6.1(c) (Confidentiality) and Section 6.1(d) (Non-Disparagement) shall not bind, or apply with respect to, any Person that is an Affiliate of PNC if such Person is not expressly identified in this Agreement as a PNC Designated Affiliate (including, without limitation, The PNC Financial Services Group, Inc. and Affiliates thereof).

6.2            Publicity. Purchaser and the Sellers Representative shall agree on the initial press release announcing the Transactions. Any public announcements, reports, statements or press releases by any Party or any of its Affiliates or representatives regarding the Transaction must be approved in advance (as to form, content, timing and manner of distribution) by each of Purchaser and the Sellers Representative, which approval shall not be unreasonably withheld, conditioned or delayed, unless required by applicable Law (in the reasonable opinion of counsel) in which case each other Party shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication if practicable. Notwithstanding the foregoing, Purchaser and its Affiliates shall be permitted, without prior written approval of, or notice to, any other Party, to make filings and disclosures as is necessary or appropriate to comply with applicable securities Laws (including the rules or requirements of any stock exchange on which securities of Purchaser or its Affiliates are listed).

6.3            Use of Name. Sellers hereby agree that Purchaser shall have the sole right to the use of the names “Hope Concrete”, “Lafayette Concrete”, “Baton Rouge Concrete” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business, including any name or Mark confusingly similar thereto (collectively, the “Company Marks”). Within 10 Business Days of the Closing Date, each entity listed on Schedule 6.3 shall (a) change its name to no longer include the name “Hope Concrete” or any variation thereof, and (b), if applicable, file all necessary forms with the Delaware Secretary of State to withdraw, change and cease using any such name. Sellers shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof or any of the Company Marks. This covenant shall survive the Closing indefinitely.

6.4            Post-Closing Insurance Matters. Effective as of the Closing (or as promptly as practicable following the Closing, but retroactively effective to the Closing Date), Sellers shall have caused the Acquired Companies to purchase a tail insurance policy or an extended reporting period with respect to the Acquired Companies’ (a) directors’ and officers’ insurance policy, and (b) employment practices liability policy (collectively, the “Tail Policies”), in each case, providing coverage in force as of the Closing Date and for a period of not less than six years for any claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Transactions). The premiums, costs, Taxes and expenses to purchase the Tail Policies shall be borne by Sellers.

6.5            Cooperation on Financial Statements. Sellers shall coordinate, and shall cause their internal and external accounting personnel to coordinate, with Purchaser’s auditors to prepare and deliver to Purchaser the audited and unaudited financial statements of the Business as may be required for the filing of any registration statements, Form 8-Ks or other required filings of Purchaser or its Affiliates with the U.S. Securities and Exchange Commission; provided, that, except for the cost and expense whenever incurred of the Post-Closing 2025 Audited Financial Statements (which, for the avoidance of doubt, shall be borne by Sellers in accordance with this Section 6.5), any reasonable and documented out-of-pocket expenses payable by Sellers in their capacity as such to an unaffiliated third-party as a result of such coordination an cooperation shall be reimbursed by Purchaser reasonably promptly after the Sellers Representative submits to Purchaser a reasonably detailed invoice therefor. Following the Closing, if applicable, any financial statements related to the Business provided by Sellers will be prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC). Without limiting the foregoing, no later than May 2, 2026, at Sellers’ sole cost and expense, Sellers shall deliver to the Purchaser audited financial statements of the Target for the fiscal year ended December 31, 2025, together with an unqualified audit opinion with respect thereto, prepared in a manner suitable for the purposes described herein including under Regulation S-X of the SEC (the “Post-Closing 2025 Audited Financial Statements”).

6.6            Counsel. All communications between Sellers and the Acquired Companies, on the one hand, and Ballard Spahr LLP (“Existing Counsel”), on the other hand, primarily relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions and Existing Counsel’s files related to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (collectively, the “Privileged Materials”) shall not pass to, nor may be claimed by, Purchaser; provided, however, that the Privileged Materials shall not include (a) communications, documents, or information primarily relating to the operation of the Business or the Acquired Companies by or among the Acquired Companies and Existing Counsel, and (b) any other information reasonably required by Purchaser or the Acquired Companies to operate the Business following the Closing or to comply with applicable Law (collectively, “Excluded Materials”). For the avoidance of doubt, the Excluded Materials shall pass to and may be claimed by Purchaser and the Acquired Companies, and Purchaser and the Acquired Companies shall be the sole holders of the attorney-client privilege with respect to any Excluded Materials. Purchaser and the Acquired Companies each hereby waives on its own behalf, and agrees to cause its Affiliates to waive, any legal conflicts that may arise in connection with the Existing Counsel representing any Seller after the Closing in any matter relating to this Agreement and/or the Transactions contemplated hereby. Without limiting the generality of the foregoing, from and after the Closing, the Sellers (and not Purchaser) shall be the sole holders of the attorney-client privilege with respect to the Privileged Materials (but, for the avoidance of doubt, not with respect to the Excluded Materials), and Purchaser and its Affiliates hereby waive and agree not to assert any attorney-client privilege with respect to any Privileged Materials in connection with any post-Closing representation of any Seller by the Existing Counsel; provided, further, that nothing in this Section 6.6 shall limit or waive Purchaser’s or the Acquired Companies’ right to assert attorney-client privilege with respect to Excluded Materials.

6.7            Representations and Warranties Insurance.

(a)            Purchaser’s Obligations Regarding R&W Insurance Policy.

(i)            Purchaser has bound the R&W Insurance Policy and delivered a copy of the R&W Binder Agreement to the Sellers Representative.

(ii)            Purchaser shall: (A) satisfy on a timely basis all conditions necessary for the issuance and continuance of coverage under the R&W Insurance Policy as set forth in the R&W Binder Agreement; (B) use all commercially reasonable efforts to cause coverage under the R&W Insurance Policy to be issued and remain in full force and effect following the Closing except to the extent its limits are depleted through the payment of claims or Purchaser determines, in its reasonable business judgment, that such coverage is no longer necessary or cost-effective; and (C) pay or cause to be paid costs associated with obtaining and maintaining the R&W Insurance Policy pursuant to the terms of the R&W Insurance Policy.

(iii)            Purchaser shall not terminate, cancel, amend, waive or otherwise modify the limitations on subrogation against Sellers in the R&W Insurance Policy without the Sellers Representative’s prior written consent (which consent may be withheld in the Sellers Representative’s sole and absolute discretion). Notwithstanding the foregoing, Purchaser may make any amendments to the R&W Insurance Policy that expand coverage or that do not adversely affect Sellers without the consent of any Seller.

(b)            Purchaser hereby acknowledges and agrees that any limitations on liabilities, waivers or releases set forth in this Agreement shall apply regardless of whether (i) Purchaser maintains the R&W Insurance Policy following the Closing Date, (ii) the R&W Insurance Policy expires, is revoked, is cancelled, or is modified in any manner after issuance, or (iii) Purchaser or any of its Affiliates makes a claim under the R&W Insurance Policy and such claim is denied by the R&W Insurance Provider under such R&W Insurance Policy. Sellers shall cooperate with Purchaser’s efforts and provide assistance as reasonably requested by Purchaser to bind the R&W Insurance Policy.

(c)            The provisions of this Section 6.7 are intended to be for the benefit of, and enforceable by, Sellers and their respective successors and assigns.

6.8            Sellers’ Release.

(a)            Release. Each of (A) the Rollover Seller, Mikytuck and Wienberg, on behalf of itself and his, her or its Affiliates and their respective successors, assigns, heirs and legal representatives and (B) Hope Intermediate, on behalf of itself and the PNC Designated Affiliates and their respective successors, assigns, heirs and legal representatives (each Person identified in clause (A) or (B), a “Releasing Party”), irrevocably waives, relinquishes, releases, and forever discharges, and covenants not to sue, Purchaser and any of Purchaser’s Affiliates (including, following Closing, each Acquired Company), and their respective past, current and future managers, officers, directors, employees, agents, members, representatives, successors and assigns (collectively, the “Released Parties,” and such release, remise and discharge, the “Released Claims”) from any and all claims (whether at law, in equity or otherwise), obligations and liabilities (of any nature, whether accrued, absolute, contingent, known or unknown, or otherwise) that such Releasing Party ever had, now has, or may ever have against any of the Released Parties in any capacity, including in their capacity as a manager, director, officer or employee, as applicable, whether directly or derivatively through any Acquired Company, and whether asserted contemporaneously with, prior to, or after the Closing, on account of, relating to or arising out of (i) any acts, omissions, transactions, matters, causes or events occurring prior to, contemporaneously with or up to and including the Closing related to or arising from the Business or any Acquired Company, and (ii) the approval or consummation of the Transactions or any Transaction Document, including any alleged breach of any duty by any officer, director, employee or manager of any Acquired Company or any claims under any of the Organizational Documents of the Acquired Companies. Notwithstanding the foregoing, Released Claims shall not include: (1) any rights expressly provided to Sellers under this Agreement or any other Transaction Document to which such Releasing Party is a party, including any indemnification rights, (2) claims that may not be released under applicable Law, (3) rights to indemnification under the Organizational Documents of an Acquired Company in place as of immediately prior to the Closing, (4) claims under the Tail Policies, (5) claims to receive any accrued and vested but unpaid compensation and employee benefits of any Releasing Party in his or her capacity as an Employee or (6) any future claims under errors and omissions insurance, directors and officers insurance, or employment practices or benefits liability insurance maintained by or for the benefit of the Acquired Companies for the purpose of indemnifying persons serving as a manager, officer, director, trustee, or similar capacity of any of the Acquired Companies. Each Seller understands and acknowledges that this is a full and final general release of all Released Claims that could have been asserted in any Legal Proceeding against any of the Released Parties. By signing this Agreement, if applicable, each Seller represents, agrees and warrants that such Seller has been paid all compensation and employee benefits owed to such Seller as an Employee of the Acquired Companies through the pay period immediately prior to the Closing.

(b)            No Prior Assignment. Each Seller (on behalf of itself and (i) its Affiliates in the case of the Rollover Seller, Mikytuck and Wienberg, and (ii) the PNC Designated Affiliates, in the case of Hope Intermediate) represents to the Released Parties that such Seller has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Released Claim or any Released Claim that purports to be released or discharged hereby.

(c)            Continuance; Assumption of Risk. Each Seller (on behalf of itself and its Affiliates (i) in the case of the Rollover Seller, Mikytuck and Wienberg, and (ii) in the case of Hope Intermediate, the PNC Designated Affiliates): (i) represents that such Seller understands and acknowledges that it may hereafter discover facts and legal theories concerning the subject matter hereof in addition to or different from those of which such Seller now believes to be true and hereby agrees that the Released Claims shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories; and (ii) assumes the risk of any mistake of fact or law with regard to any potential claim or with regard to any such facts that are now unknown to such Seller.

6.9            Further Assurances; Transition Assistance. The Parties agree that, from time to time after the Closing Date, each of them will, and will cause their Affiliates to, execute and deliver such further instruments and cooperate to promptly take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the Transactions. Following the Closing, each Seller (a) that is actively involved in the day-to-day operation of the Business shall cooperate with all reasonable requests from Purchaser to cause a smooth transition of the ownership and operation of the Acquired Companies (including making itself available, as reasonably requested, to advise and assist in the transition of customer and supplier relationships to Purchaser) and (b) shall promptly refer all customer, supplier and other inquiries (including payments or invoices) received by such Seller and relating to the Acquired Companies or the Business to Purchaser or one of its Affiliates.

6.10           Contracts with Affiliates. At or prior to Closing, other than with respect to the Contracts set forth on Schedule 6.10, Sellers shall cause all Contracts (whether written or oral) with respect to any Related Party Transaction to be terminated and of no further force and effect after the Closing and with no further Liabilities on the part of any party thereto (including the Acquired Companies and with respect to Taxes). Any costs and expenses (including attorneys’ fees) incurred in order to terminate any such Contracts and satisfy any Liabilities thereunder will be at the sole cost and expense of Sellers.

6.11           Employee Matters.

(a)            Continuation of Employee Compensation and Benefits. For a period commencing on the Closing Date and continuing through the first anniversary of the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause its Affiliates to, (i) pay each Continuing Employee a base salary or hourly wage rate that is substantially similar to the base salary or hourly wage rate paid to such Continuing Employee immediately prior to the Closing and (ii) provide retirement, health and welfare benefits, and annual cash bonus eligibility (excluding, for clarity, long-term incentive compensation opportunities, severance, equity and phantom equity awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension and post-employment health or welfare benefits) that are substantially similar in the aggregate to the retirement, health and welfare benefits, and annual cash bonus eligibility (excluding, for clarity, long-term incentive compensation opportunities, severance, equity and phantom equity awards, defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension and post-employment health or welfare benefits) that the Acquired Companies provided for the benefit of the Continuing Employees immediately prior to the Closing.

(b)            COBRA; Continuation Benefits. Purchaser or its Affiliates shall use commercially reasonable efforts to provide COBRA continuation coverage for the current Employees and Former Employees who have a COBRA qualifying event (due to termination of employment with the Acquired Companies or otherwise) prior to or at the Closing (including “M&A Qualified Beneficiaries”, as such phrase is defined in Treasury Regulation Section 54.4980B-9, Q&A-4 or applicable state Law), and the Sellers shall indemnify, defend and hold harmless Purchaser for all costs, liabilities, claims or expenses incurred by Purchaser or its Affiliates associated with providing such continuation coverage in excess of the cost of COBRA continuation coverage premiums payable by such COBRA-eligible Former Employees and their eligible dependents.

(c)            401(k) Plan Termination. No later than the date immediately prior to the Closing Date, the Sellers have adopted, or caused the applicable Affiliates to adopt, resolutions to terminate all Plans that are cash or deferred arrangements under Section 401(k) of the Code, effective as of the date immediately prior to the Closing Date, but contingent upon the Closing, copies of which have been provided to the Purchaser. The Sellers and Purchaser shall reasonably cooperate with each other in good faith with respect to the termination of such Plans.

Article VII.

INDEMNIFICATION

7.1            Survival of Representations and Warranties and Covenants. The Parties, intending to modify and replace any applicable statute of limitations (to the extent permitted by applicable Law) with the survival periods specified in this Section 7.1, agree that, from and after the Closing:

(a)            Except for any Excluded Representations, no representation and warranties in Article VI of this Agreement (if any) will survive beyond Closing. The other representations and warranties contained in this Agreement (including the representation and warranties in Article IV and Article V of this Agreement and any Excluded Representation) will survive beyond the Closing for a period of 12 months after the Closing Date. No claim for breach of any such representation or warranty (whether in Contract, in tort or at law or in equity) may be brought 12 months after the Closing with respect thereto, and there will be no Liability in respect thereof.

(b)            The following provisions of this Agreement shall also survive the Closing: Article II (Purchase and Sale of Purchased Units and Contribution of Contributed Units; Consideration); Article III (Closing); Article VI (Covenants); this Article VII (Indemnification); Article VIII (Taxes); and Article IX (Miscellaneous). The covenants and agreements of the Parties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing either for a period of three years after the Closing Date or if a covenant or agreement specifies a different term, then such covenant or agreement shall survive for the respective term specified in such covenant or agreement or, if not specified, until fully performed in accordance with their respective terms (the “Covenant Termination Date”). Except in the case of Fraud, in no event shall any Party bring any Legal Proceeding relating to the breach of any covenant, agreement, obligation or undertaking following the termination of the applicable Covenant Termination Date.

(c)            Notwithstanding anything to the contrary in this Agreement, any Transaction Document or any applicable statute of limitations, a Party’s indemnification obligations pursuant to this Article VII shall not terminate with respect to any indemnification claim made in good faith by a Purchaser Indemnified Party prior to the expiration of the applicable survival period and any such claim shall not thereafter be barred by the expiration of such survival period until such claim is finally resolved.

7.2            Indemnification Obligation of the Parties.

(a)            Indemnification by Sellers. Subject to the other terms of this Article VII, including Section 7.3(e), the Sellers shall indemnify, defend and hold harmless Purchaser, Purchaser Holdco, the Acquired Companies, and their respective Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of, and pay (subject to the limitations set forth in Section 7.3) to the applicable Purchaser Indemnified Parties the amount of, any and all Losses suffered or incurred by a Purchaser Indemnified Party to the extent resulting from, arising out of, relating to or in connection with:

(i)            any breach of or failure to perform or observe any covenant, agreement, obligation or undertaking made by such Seller in this Agreement, expressly including Section 6.1 (Restrictive Covenants);

(ii)           the Pre-Closing Restructuring;

(iii)           (A) any inaccuracy or breach by any Seller of the representations or warranties contained in the first three sentences of Section 4.5(c), and (B) payroll or other employee-related Liabilities payable by the Acquired Companies to the extent such Liabilities (if any) were not included in the Final Statement as a result of the deemed disclosure to Section 4.5(a) that the Acquired Companies do not consistently accrue for payroll and other employee-related Liabilities, in each case, as excluded from the R&W Insurance Policy (an “Excluded Representation”);

(iv)          any inaccuracy or breach by any Seller of any of the representations or warranties contained in this Agreement other than any Excluded Representation;

(v)           the Angelle Materials Pre-Closing Tax Indemnity; and

(vi)          the matters set forth on Annex E.

(b)            Indemnification by Purchaser. Subject to the other terms of this Article VII, Purchaser shall indemnify, defend and hold harmless the Sellers and their respective Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of, and pay (subject to the limitations set forth in Section 7.3) to the applicable Seller Indemnified Parties the amount of, any and all Losses suffered or incurred by a Seller Indemnified Party to the extent resulting from, arising out of, relating to or in connection with:

(i)            any breach of or failure to perform or observe any covenant, agreement, obligation or undertaking made by Purchaser in this Agreement; and

(ii)            any inaccuracy or breach by Purchaser of any of the representations or warranties contained in this Agreement.

7.3            Certain Limitations; Total Cap.

(a)            The Parties agree that:

(i)            other than with respect to an Excluded Representation, Purchaser hereby irrevocably and unconditionally acknowledges and agrees that from and after Closing, except in the event of Fraud, the sole and exclusive source of recovery and remedy for any Loss sustained, suffered or incurred by any Purchaser Indemnified Party resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by Sellers of any representation or warranty set forth in this Agreement shall be recovery against the R&W Insurance Policy in accordance with the terms thereof; provided, that, with respect to claims for Losses by a Purchaser Indemnified Party pursuant to Section 7.2(a)(iv), Sellers shall be responsible for and directly pay to Purchaser such Losses in aggregate that are in excess of 50% of the Retention (but not to exceed, on a cumulative basis, an amount equal to 50% of the Retention) (the “Seller Retention Amount”). For the avoidance of doubt, with respect to indemnification claims pursuant to Section 7.2(a)(iv), (A) Losses shall first be paid out of the Sellers Representative Fund Account and thereafter (and to the extent the Sellers Representative Fund does not have sufficient funds to pay such Losses), the remaining Losses shall be paid directly by Sellers on a joint and several basis, and (B) except in the case of Fraud, in no event shall Sellers be responsible for Losses in excess of the Seller Retention Amount;

(ii)            except in the case of Fraud, the aggregate indemnification obligations of: (A) Sellers with respect to Section 7.2(a) shall not exceed the Purchase Price (the “Total Cap”); and (B) Purchaser with respect to Section 7.2(b) shall not exceed the Total Cap; and

(iii)           the aggregate indemnification obligations of Sellers with respect to Section 7.2(a)(iii) shall not exceed an amount equal to 10% the Purchase Price.

(b)            Each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate any Loss indemnifiable hereunder (including, without limitation, using commercially reasonable efforts to seek recovery under the R&W Insurance Policy with respect to Losses covered by the Pre-Closing Tax Indemnity (as defined in the R&W Insurance Policy) upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss; provided, however, that the failure to mitigate shall only reduce indemnification of Losses to the extent of actual damages that reasonably could have been avoided by taking such action.

(c)            No Party shall be entitled to any payment, adjustment, or indemnification under this Article VII more than once with respect to the same item of Loss.

(d)            The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party from third parties (including the R&W Insurance Policy), and any such Losses shall be correspondingly increased by the amount of out-of-pocket costs and expenses incurred by such Indemnified Party in obtaining such recoveries or insurance proceeds. If an Indemnified Party recovers an amount from any third-party Person in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article VII, then the Indemnified Party shall remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, over (ii) (A) the full amount of the Losses minus (B) the net amount recovered by the Indemnified Party from third parties in respect of such Losses.

(e)            Subject to the limitations set forth in this Section 7.3, with respect to the indemnification obligations of the Sellers under Section 7.2(a):

(i)            each Seller (and only such Seller) shall be severally (and not jointly) liable for any Losses arising from or relating to (A) a breach of the covenants contained in Section 6.1 by such Seller, (B) a breach of any other covenant, agreement, obligation or undertaking made by such Seller in this Agreement, or (C) any inaccuracy or breach of any representation or warranty that relates solely to such Seller; and

(ii)            the Sellers shall be jointly and severally liable for any Losses arising from or relating to (A) any inaccuracy or breach of any representation or warranty that relates to any Acquired Company or to the Business, (B) the Pre-Closing Restructuring, (C) any Excluded Representation, or (D) claims for indemnification under Section 7.2(a)(v) and Section 7.2(a)(vi).

7.4            Exclusive Remedy. Except with respect to (a) an action based upon Fraud, (b) an action seeking specific performance or other equitable relief to which a Party may be entitled (including under Section 9.2 (Specific Performance)), and (c) the Purchaser Indemnified Parties’ right to recover under the R&W Insurance Policy, the Parties acknowledge and agree that following Closing their sole and exclusive remedy for any breach of any representation, warranty, covenant, agreement, obligation or undertaking set forth in this Agreement or otherwise relating to the subject matter of this Agreement or the Transactions (whether in contract, in tort, at law, or in equity) shall be pursuant to the indemnification provisions set forth in this Article VII. For the avoidance of doubt, (i) nothing in this Section 7.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.2 (Specific Performance), and (ii) a Party’s rights to recover under the R&W Insurance Policy shall not be conditioned upon, reduced by, or otherwise limited by any recovery or right of recovery under this Article VII.

7.5            Indemnification Procedures.

(a)            Direct Claims.

(i)            If a Party entitled to indemnification under this Article VII (the “Indemnified Party”) believes in good faith that a claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) may be asserted against another Party (the “Indemnifying Party”), the Indemnified Party shall promptly provide written notice of the Direct Claim to the Indemnifying Party; provided, that the failure to so notify, or any failure to include the information required in this Section 7.5(a), shall not preclude any Indemnified Party from any indemnification that it may claim in accordance with this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure. The notice delivered by the Indemnified Party pursuant to this Section 7.5(a)(i) shall (1) describe the Direct Claim in reasonable detail (to the extent known), (2) include a reasonably detailed explanation of the events giving rise to such Direct Claim (to the extent then ascertainable), (3) indicate, if reasonably determinable, the estimated amount of the Losses that have been or may be sustained by an Indemnified Party and the method of computation of such Losses (if possible), and (4) include references to the provisions of this Agreement applicable to such Direct Claim.

(ii)            With respect to any Direct Claim, the Indemnifying Party shall have 30 days after receipt of notice of such claim pursuant to Section 7.5(a)(i), to review such notice and to notify the Indemnified Party that it either: (i) agrees the Direct Claim is a claim for which the Indemnifying Party is obligated to indemnify the Indemnified Party as a Direct Claim under Section 7.2, in which case such Indemnified Party shall be conclusively deemed entitled to indemnification hereunder with respect to the matters described in such notice; or (ii) disputes, acting reasonably and in good faith, the right of the Indemnified Party to indemnification hereunder. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to conduct a commercially reasonable investigation into the matter or circumstance alleged to give rise to the Direct Claim to ascertain whether and to what extent any amount is payable by the Indemnifying Party in respect of such claim, and the Indemnified Party shall provide commercially reasonable assistance to the Indemnifying Party’s investigation (at the Indemnifying Party’s sole cost and expense) by giving such information and assistance, including access to the Indemnified Party’s personnel and the right to examine and copy such accounts, documents and records (subject to customary confidentiality obligations and withholding of information as reasonably required to preserve any attorney-client privilege) as the Indemnifying Party and any of its professional advisors may reasonably request. If no such written objection is received by the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim and shall defend, indemnify and hold harmless the Indemnified Party pursuant to this Agreement for the Losses thereunder, and the Indemnifying Party shall make any indemnification payments owed in respect of such Direct Claim in accordance with Section 7.6. If the Indemnifying Party objects in good faith and delivers written notice of such objection to the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue all remedies against the Indemnifying Party under this Agreement.

(b)            Third Party Claims.

(i)            In the event that any Legal Proceedings shall be instituted against an Indemnified Party or that any claim or demand shall be asserted by any third party against an Indemnified Party in respect of which indemnification may be sought under Section 7.2 (a “Third Party Claim”), such Indemnified Party shall promptly (but no later than 30 days after becoming aware of the Third Party Claim) provide written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by this indemnity to the Indemnifying Party. The failure of the Indemnified Party to give timely notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure. The notice of the Third Party Claim shall (1) describe the Third Party Claim in reasonable detail (to the extent known), (2) include copies of all material written evidence thereof (to the extent then available), (3) indicate, if reasonably determinable, the estimated amount of the Losses that have been or may be sustained by the Indemnified Party and the method of computation of such Losses (if possible), and (4) include references to the provisions of this Agreement applicable to such Third Party Claim.

(ii)            The Indemnifying Party shall have 30 days after receipt of such notice relating to a Third Party Claim (unless such Legal Proceeding requires a response before the expiration of such 30-day period) to elect, by delivering written notice of such election to the Indemnified Party, to assume control of the defense of the Third Party Claim, at its sole expense, represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnifying Party shall permit such Indemnified Party to participate in such settlement or defense (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party). If the Indemnifying Party fails to notify the Indemnified Party of its election as herein provided, contests its obligation to indemnify an Indemnified Party, or otherwise does not assume control of the defense of a Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. Notwithstanding anything to the contrary in this Agreement, the Indemnified Party shall be entitled to engage counsel of its choice and assume the defense of or otherwise control the handling of a Third Party Claim, in each case, at the reasonable expense of the Indemnifying Party if (i) so requested by the Indemnifying Party, (ii) in the good faith reasonable written opinion of counsel to the Indemnified Party, an unresolvable conflict or potential conflict (as determined by the conflicts of interest rules restricting attorney conduct in the applicable jurisdiction) exists between the Indemnified Party and the Indemnifying Party, (iii) such Third Party Claim is brought by a Governmental Body and could result in criminal liability, (iv) such Third Party Claim is asserted directly by or on behalf of a material supplier or customer of the Business after Closing, (v) such Third Party Claim seeks an injunction or other equitable relief, (vi) the Third Party Claim is reasonably likely to result in an amount of Losses that exceeds the amount for which the Indemnifying Party is responsible to indemnify the Indemnified Party hereunder or has the ability to pay, if such claim was unfavorably decided against such Indemnified Party, or (vii) the assumption of the defense by the Indemnifying Party would cause Purchaser to lose coverage under the R&W Insurance Policy.

(iii)          The Party not controlling the defense of a Third Party Claim (the “Non-Controlling Party”) agrees to provide reasonable access to the Party controlling such defense (the “Controlling Party”) to such documents and information in the Non-Controlling Party’s possession as may be reasonably requested by the Controlling Party in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.5 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (A) the claimant (or claimants) provides to the Indemnified Party an unqualified release from all Liability in respect of the Third Party Claim, (B) such settlement or compromise: (I) involves solely the payment of money damages, (II) does not impose any restriction, injunction or other equitable relief against the Indemnified Party, (III) does not include or require a finding or admission of any wrongdoing by the Indemnified Party, or (IV) does not materially damage, limit or hinder future operations of the Business, or (C) the amount of such settlement or compromise with respect to such Third Party Claim, with respect to Taxes, could not reasonably be expected to be material to the Indemnified Party.

7.6            Indemnification Payments; Right to Setoff.

(a)            Any indemnification payment owed under this Article VII shall be made promptly (but in no event later than 10 days after a final determination with respect to such obligation) via wire transfer of immediately available funds to such bank and accounts as are designated by the Indemnified Party. Without limiting any other rights or remedies available to it, and subject to the limitations and conditions thereon in this Article VII, Purchaser shall be entitled, following a final determination that an indemnification payment is payable to a Purchaser Indemnified Party pursuant to this Article VII, to offset the amount of such indemnifiable Loss against any payments due and payable under this Agreement by any Purchaser Indemnified Party to Sellers.

(b)            For purposes of this Article VII, a final determination shall be evidenced by (i) an agreement in writing executed by the Sellers Representative and Purchaser, (ii) a final Order (without further right of appeal), or (iii) the failure of an Indemnifying Party to timely respond to a notice of a Direct Claim pursuant to Section 7.5(a) or a notice of a Third Party Claim pursuant to Section 7.5(b) within the applicable time period set forth therein.

7.7            Tax Treatment of Indemnity Payments. The Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by Law.

7.8            Sellers Representative.

(a)            Hope Intermediate is hereby constituted and appointed as the Sellers Representative and hereby accepts the appointment contained in this Agreement, and agrees to act as Sellers Representative and to discharge the duties and responsibilities of Sellers Representative pursuant to the terms of this Agreement. On behalf of himself/itself and his/its successors and assigns, each Seller appoints and constitutes the Sellers Representative as his or its agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement. The Sellers Representative shall be the exclusive agent for and on behalf of the Sellers to: (i) give and receive notices and communications to or from any Seller relating to this Agreement; (ii) authorize deliveries to Purchaser of securities or cash (including obligations to deliver such cash that arise in accordance with this Article VII) and legally bind each Seller to pay cash directly to Purchaser in satisfaction of claims pursuant to the terms of this Article VII; (iii) resolve Third Party Claims in accordance with Section 7.5(b); (iv) make all determinations and resolve all matters under Section 2.4; (v) receive funds and payments under this Agreement on behalf of any Seller; (vi) take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing; and (vii) in accordance with Section 9.3, execute for and on behalf of each Seller any amendment to this Agreement or any exhibit, annex or schedule hereto (including for the purpose of amending addresses). This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Seller or by operation of Law, whether by the death, incapacity or dissolution of any Seller, or the occurrence of any other event, and any action taken by Sellers Representative will be as valid as if such death, incapacity, dissolution or other event had not occurred, regardless of whether or not any Seller or Sellers Representative will have received any notice thereof.

(b)            Sellers Representative shall be the sole and exclusive means of asserting or addressing any of the actions set forth in clauses (i) through (vii) in Section 7.8(a), and no Seller shall have any right to act on its own behalf with respect to any such matters. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Sellers Representative that is within the scope of Sellers Representative’s authority pursuant to Section 7.8(a) (a “Representative’s Decision”) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers and shall be final, binding and conclusive upon each of them. Purchaser shall be entitled to rely upon any Representative’s Decision as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller. Purchaser is unconditionally and irrevocably relieved from any liability to any Person for any acts done by them in compliance with any Representative’s Decision. A notice by Purchaser to the Sellers Representative shall constitute a notice to each of the Sellers.

(c)            All expenses, if any, incurred by Sellers Representative in connection with the performance of its duties as Sellers Representative will be borne by the Sellers.

(d)            Sellers Representative shall not, by reason of this Agreement, have a fiduciary relationship in respect of any Seller. Sellers Representative shall not be liable to any Seller for any action taken or omitted by the Sellers Representative hereunder or in connection herewith, other than any liability imposed by Law for gross negligence or willful misconduct. Sellers Representative may rely, and shall be fully protected in acting, upon any statement, certificate, instrument, opinion, report, notice, request, consent, order, or other paper believed by Sellers Representative to be genuine and to have been signed or presented by the proper party or parties or, in the case of telecopies and electronic mail, to have been sent by the proper party or parties. Each Seller acknowledges and agrees that Sellers Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Sellers Representative in good faith deems appropriate in its sole discretion. The Sellers shall indemnify Sellers Representative and hold Sellers Representative harmless against any Losses incurred without gross negligence or willful misconduct on the part of Sellers Representative and arising out of or in connection with the acceptance or administration of Sellers Representative’s duties hereunder.

(e)            At the Closing and pursuant to Section 3.2(a)(i), Purchaser shall deposit an amount in cash equal to the Sellers Representative Fund Amount by wire transfer of immediately available funds into the Sellers Representative Fund Account. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Sellers shall be deemed to have received the Sellers Representative Fund Amount at the Closing as part of the payment of the Cash Portion and immediately thereupon contributed the Sellers Representative Fund Amount to the Sellers Representative Fund Account. For income tax purposes, the Sellers Representative Fund Amount shall be treated as having been received and voluntarily set aside by the Sellers at the time of the Closing. The Sellers Representative Fund Account will be available following the Closing for use by the Sellers Representative in its discretion for the payment of all Liabilities incurred by the Sellers Representative in connection with the exercise by it of the authority granted to it in this Agreement (including, without limitation, reasonable attorneys’ fees and expenses, the fees and expenses of any accountants or other professional advisors retained by the Sellers Representative and any portion of the fees and expenses of the Resolution Accountants for which the Sellers Representative is liable under this Agreement). The Sellers Representative shall have no duty to invest the Sellers Representative Fund Amount or to achieve any particular rate of return thereon. From time to time after the Closing, the Sellers Representative may, in its discretion, distribute all or any portion of the Sellers Representative Fund Account to the Sellers in accordance with the Sellers Allocation; provided, however, that, without Purchaser’s written consent, (i) the Sellers Representative shall not distribute the $1,000,000 portion of the Sellers Representative Fund Account specifically reserved for the payment of any negative Aggregate Adjustment Amount to Purchaser pursuant to Section 2.4(f) until after the final resolution of all payments due, if any, by Sellers as a result of any adjustment to the Purchase Price pursuant to Section 2.4, (ii) the Sellers Representative shall not distribute the $200,000 portion of the Sellers Representative Fund Account specifically reserved for the payment of the Seller Retention Amount until the later of (A) the 12-month anniversary of the Closing Date or (B) the final resolution of any claims for indemnification pursuant to Section 7.2(a)(iv) that are pending as of such date, and (iii) the Sellers Representative shall not distribute the $300,000 portion of the Sellers Representative Fund Account specifically reserved for the payment of claims for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(a)(iii), Section 7.2(a)(v), and Section 7.2(a)(vi) until the later of (A) the 24-month anniversary of the Closing Date or (B) the final resolution of any claims for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(a)(iii), Section 7.2(a)(v), or Section 7.2(a)(vi) that are pending as of such date. No Seller shall have any right to, or any interest or claim relating to the Sellers Representative Fund Account unless and until it has been finally determined by the Sellers Representative that such funds are to be distributed to the Sellers in accordance with this Agreement.

Article VIII.

TAXES

8.1            Tax Returns.

(a)            Sellers Representative shall cause the Acquired Companies to timely prepare or cause to be prepared all Tax Returns with respect to the Acquired Companies for all Pre-Closing Tax Periods (other than a Tax Return for a Straddle Period) and Sellers shall pay all Taxes due with respect to such Tax Returns (“Seller-Prepared Tax Returns”).

(b)            Purchaser shall cause the Acquired Companies to timely prepare or cause to be prepared all other Tax Returns for the Acquired Companies that relate in whole or in part to a Pre-Closing Tax Period and that are not described in Section 8.1(a), including all Tax Returns for all Straddle Periods. The Parties agree that all deductions arising from Transaction Expenses shall be allocable to the Pre-Closing Tax Period to the maximum extent permitted by Law. Without limiting Section 8.5, Sellers Representative shall cooperate with Purchaser and provide reasonable assistance and information as is reasonably requested by Purchaser in order to enable Purchaser to prepare and file all Tax Returns described in the first sentence of this Section 8.1(b). Purchaser shall provide a copy of each such Tax Return to Sellers Representative for review and comment at least 15 Business Days prior to the due date thereof and, to the extent that Sellers could reasonably be expected to be liable for any Tax on such Tax Returns under this Agreement, Purchaser shall make such revisions to such Tax Returns as are reasonably requested by Sellers Representative, subject to Purchaser’s approval (which shall not be unreasonably withheld, conditioned or delayed). Subject to the limitations set forth in Section 7.3(e), Sellers, severally and jointly, shall pay to Purchaser an amount equal to the Taxes reflected as due on any such Tax Return that are attributable to the Pre-Closing Tax Period (but only to the extent that such amount is in excess of the Acquired Companies’ aggregate reserves for such Taxes or was not otherwise taken into account in determining any amounts paid hereunder, including as Closing Working Capital or Indebtedness) no later than three Business Days before the due date of such Tax Return, based on the methodology set forth in Section 8.2.

(c)            Purchaser shall provide the Sellers Representative prompt written notice of any written communication from a Taxing Authority with respect to a Pre-Closing Tax Period to the extent such matter could reasonably be expected to give rise to a payment obligation of Sellers under this Section 8.1, and the Parties shall reasonably cooperate with respect thereto consistent with Section 8.5.

8.2            Straddle Periods. All Taxes imposed on the Acquired Companies with respect to the income, property or operations of the Acquired Companies for any Straddle Period, shall be apportioned between the portion of the Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the day after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, for a Straddle Period shall be apportioned by means of a closing of the books of the Acquired Companies as of the end of the Closing Date and (ii) property Taxes and ad valorem Taxes for a Straddle Period shall be apportioned between the portion of such Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the beginning of the day after the Closing Date in proportion to the number of days in each such portion of the Straddle Period. Purchaser and Sellers shall, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat for all applicable Tax purposes the Closing Date as the last day of a taxable period of the Acquired Companies.

8.3            Transfer Taxes. Sellers shall (a) be responsible for and shall pay or cause to be paid any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. Any Tax Returns with respect to Transfer Taxes shall be submitted to Purchaser for review and comment at least 10 days prior to the due date of the applicable Tax Return. The Parties shall cooperate with respect to Transfer Taxes (including with respect to any Tax Returns with respect to Transfer Taxes) in accordance with Section 8.5.

8.4            Amended Tax Returns and Retroactive Elections. Unless otherwise required by applicable Law (as mutually determined by the Parties, acting in good faith), Purchaser shall not, and shall cause the Acquired Companies or their Affiliates not to, (i) amend any Tax Returns filed with respect to any tax year or Straddle Period ending on or before the Closing Date, (ii) make any Tax election that has retroactive effect to any such Tax year or to any such Straddle Period, (iii) voluntarily approach any Taxing Authority to initiate a voluntary disclosure (or similar) proceeding with respect to any such Tax year or any such Straddle Period, (iv) change an annual accounting period, adopt or change any accounting method, file or amend any Tax election concerning the Acquired Companies with respect to any such tax period or to any such Straddle Period, or (v) extend or waive the applicable statute of limitations with respect to a Tax of the Acquired Companies with respect to any such tax period or to any such Straddle Period, in each such case to the extent doing so could result in any adverse tax consequences to Sellers (including consequences pursuant to this Agreement), without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, delayed or withheld.

8.5            Cooperation on Tax Matters. Purchaser and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable upon written request, such information and assistance relating to the Acquired Companies as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any Legal Proceeding relating to Tax matters. Purchaser and the Sellers Representative further agree, upon written request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of 60 days after the applicable statute of limitations (including any extensions thereof), and to abide by all record retention agreements entered into with any Taxing Authority, to the extent such retention agreements are made known to the applicable Party in writing. To the extent any Acquired Company is or was required to capitalize costs under Section 263A of the Code and that a change in method of accounting is necessary or advisable with respect thereto for any Tax Period (or portion thereof) following the Closing, the Sellers shall cooperate with Purchaser in connection with the preparation and filing of IRS Form 3115 and any related filings or submissions.

8.6            Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any Liability thereunder.

8.7            Tax Refunds; Employee Retention Credit. All refunds of Taxes or credits in lieu of refunds of Taxes (including interest thereon) attributable to the Acquired Companies with respect to any Pre-Closing Tax Period and received or used by Purchaser or any of its Affiliates (including the Acquired Companies) after the Closing Date will be for the account of Sellers. Any such refund or credit with respect to a Straddle Period will be apportioned in accordance with Section 8.2. If any refund or credit that is for the account of Sellers under this Section 8.7 is received or used by Purchaser or any of its Affiliates (including the Acquired Companies) after the Closing Date, Purchaser will pay (or cause to be paid) to the Sellers Representative, within five Business Days after such receipt or use, the amount of such refund or credit that is received or used. For the avoidance of doubt, any payment from the U.S. Department of Treasury received by Purchaser or any of its Affiliates (including the Acquired Companies) after the Closing Date with respect to employee retention credits claimed or allowable (to the extent not yet claimed) with respect to any Pre-Closing Tax Period, net of reasonable expenses incurred by Purchaser or any of its Affiliates (including the Acquired Companies) in securing such payment (an “ERC Payment”), shall be the property of Sellers. Purchaser shall cause the Acquired Companies to remit the full amount of any ERC Payment to Sellers within five Business Days of receipt.

8.8            Tax Matters Related to Angelle Materials. In the event that, following the Closing, a Taxing Authority initiates or conducts any examination or audit of Angelle Materials with respect to any Pre-Closing Tax Period under the centralized partnership audit regime (whether because a prior election out of the centralized partnership audit regime was determined to be invalid or otherwise ineffective, or for any other reason), if necessary, the Sellers shall cause Angelle Materials to timely make a valid “push-out election” under Code Section 6226 with respect to any imputed underpayment (as defined in Code Section 6225) resulting from such examination or audit.

Article IX.

MISCELLANEOUS

9.1            Expenses. Except as otherwise provided in this Agreement, each of the Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

9.2            Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties and that remedies at law, including monetary damages, will be inadequate in the event a Party should default in the performance of its obligations under this Agreement (including Section 6.1 (Restrictive Covenants)). Accordingly, Purchaser, in the case of a breach or violation by any Seller, and Sellers, in the case of a breach or violation by Purchaser, shall be entitled to specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such relief for specific performance only shall be in addition to any other remedy to which each of the Parties is entitled to at law as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, except for a waiver of other equitable remedies, each of whom expressly reserves any and all rights and remedies available to it at law in the event of any breach or default by the others under this Agreement prior to the Closing.

9.3            Entire Agreement; Amendments and Waivers. This Agreement (including the annexes, schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, promises, and arrangements, oral or written, between the Parties with respect to the subject matter hereof and thereof. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and the Sellers Representative. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as provided in Section 7.4, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law, or which may now or subsequently exist at law or in equity, by statute or otherwise.

9.4            Venue. Except for disputes, controversies or claims arising under Section 2.4 (which will be resolved in accordance with the dispute resolution provisions set forth therein), or as otherwise explicitly set forth in a Transaction Document, the Parties hereby irrevocably covenant to and submit to the exclusive jurisdiction of the First Business Court Division sitting in Dallas County (if such dispute may not be brought in such venue for any reason, the federal courts for the Northern District of Texas, Dallas Division or, if (and only if) such court finds it lacks jurisdiction, then in any state court located in Dallas, Texas, and any appellate courts thereof), for the purpose of any Legal Proceeding arising out of, in connection with or relating to this Agreement or the Transactions (whether in contract, tort, equity or otherwise) brought by any Party, and each Party hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each Party agrees that a final judgment in any Legal Proceeding described in this Section 9.4 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.5            WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY LEGAL PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH LEGAL PROCEEDING, INCLUDING THOSE LEGAL PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS. EACH PARTY AGREES THAT IN ANY SUCH LEGAL PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6            Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws principles of any jurisdiction.

9.7            Service of Process. Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 9.4 in any Legal Proceeding arising out of or relating to this Agreement by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.8 (except that email shall not be a permitted means of delivery pursuant to this Section 9.7). Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

9.8            Notices. All notices, requests, consents, claims, demands, waivers and other communications (including, for the avoidance of doubt, any notice or document sent by any Party pursuant to Section 2.3 or by the Resolution Accountants pursuant to Section 2.4) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally to the Party to whom notice is to be given; (ii) on the day of transmission if sent via e-mail to the e-mail address given below (provided, that no delivery failure message is received by the sender); (iii) the day following the day (except if not a Business Day, then the next Business Day) after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

If to any Seller, to:

Sellers Representative

PNC Mezzanine Capital
Three PNC Plaza, 9th Floor

225 5th Avenue

Pittsburgh, PA 15222

Attention: Doug Phillips & Luke Pleta

Email:      [*****]

   [*****]

With a copy (which shall not constitute notice) to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Ryan Udell & Adam Chelminiak

Email:      [*****]

    [*****]

If to Purchaser, to:

c/o SunTX Capital Partners

5420 LBJ Freeway, Suite 1000

Dallas, Texas 75240

Email: [*****]

Attention: Barrett Bruce

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1100 Louisiana, Suite 4100

Houston, TX 77002

Attn: Jonathan B. Newton

Email: [*****]

9.9            Severability. If any term or other provision of this Agreement is held invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible. To the extent permitted by Law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

9.10           Binding Effect; Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business (provided, further, that in each case, that Purchaser remains jointly and severally liable with the applicable assignee for the performance of Purchaser’s obligations under this Agreement). Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.11           Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of a Party or its Affiliates who is not a Party shall have any liability for any Liabilities under this Agreement or the Transaction Documents of or for any claim based on, in respect of, or by reason of, the Transactions.

9.12           Third Parties. Except for the indemnified parties with respect to their rights under the provisions of Section 6.7 (Representations and Warranties Insurance), Article VII (Indemnification), Section 9.11 (Non-Recourse) or any Released Parties with respect to the provisions of Section 6.8(a) (Release), nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

9.13           Representation of Parties. The Parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the Parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against a Party regardless of which Party was responsible for the drafting thereof.

9.14           Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The Parties intend to treat as an original any document signed in connection with the Transactions, including any counterpart to this Agreement or any related document that is delivered. The exchange of copies of this Agreement and of signature pages by electronic transmission (including electronic mail of .pdf files) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic transmission (including DocuSign and electronic mail of .pdf files) shall be deemed to be their original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

CONCRETE PARTNERS, LLC

By:	/s/ Randall Edgar
Name:	Randall Edgar
Title:	Chief Executive Officer

PURCHASER HOLDCO:

SUNCRETE INTERMEDIATE, INC.

By:	/s/ Randall Edgar
Name:	Randall Edgar
Title:	Chief Executive Officer

Signature Page to
Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:

HOPE CONCRETE INTERMEDIATE HOLDINGS, LLC

By:	/s/ Michael Mikytuck
Name:	Michael Mikytuck
Title:	President

/s/ Michael Mikytuck
Name: Michael Mikytuck

/s/ Christine Wienberg
Name: Christine Wienberg

FOLEY BROS., LLC

By:	/s/ Timothy Foley
Name:	Timothy Foley
Title:	Manager

The undersigned individuals are executing this Agreement solely for purposes of Section 6.1:

By:	/s/ Timothy Foley
Name: Timothy Foley

By:	/s/ James Foley
Name: James Foley

Signature Page to
Membership Interest Purchase Agreement

ANNEX A

DEFINITIONS, DEFINITIONAL AND INTERPRETIVE MATTERS

A.	Certain Definitions. For purposes of this Agreement, the definitions and other interpretive matters are set forth on this Annex A.

“Accounting Principles” means GAAP, consistently applied and by applying the accounting principles, policies, procedures, practices, methodologies, categorization and estimation techniques in each case as were used in the preparation of the Sample Working Capital Calculation set forth in Annex B. In the event of any conflict or ambiguity between GAAP and the Sample Working Capital Calculation, the Sample Working Capital Calculation shall be controlling with respect to items specifically addressed therein; provided, that GAAP shall serve as the default for any items not specifically addressed in, or where the treatment is ambiguous under, the Sample Working Capital Calculation.

“Acquired Companies” has the meaning set forth in the recitals.

“Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities having the ability to appoint a majority of the members of the governing body of such Person, by contract or otherwise.

“Aggregate Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Lease Agreements” means the Amended and Restated Lease Agreements, in substantially the form attached as Exhibit D hereto, with respect to each of the premises leased pursuant to the Wichita-Summit Lease and the Sherman Office Lease.

“Angelle Materials” means Angelle Materials Company, L.L.C., a Louisiana limited liability company.

“Angelle Materials Pre-Closing Tax Indemnity” means any and all Losses suffered or incurred by a Purchaser Indemnified Party to the extent resulting from, arising out of, relating to, or in connection with the Target being treated during any Pre-Closing Tax Period as owning for U.S. federal income tax purposes an equity interest in Angelle Materials as a result of Target’s rights under the Angelle Option and any agreements and arraignments relating thereto (“Angelle Option Rights”), including: (i) any and all Taxes of Target of or with respect to the Angelle Option Rights attributable to any Pre-Closing Tax Period, including (A) any imputed underpayment (as defined in Code Section 6225) attributable to Target of or with respect to the Angelle Option Rights, (B) any under withheld or underpaid payroll, employment, self-employment, income, or other Taxes of Target of or with respect to the Angelle Option Rights, and (C) penalties, interest or additions to Tax assessed with respect to such Taxes; and (ii) any reasonable costs or expenses incurred by any Purchaser Indemnified Party in connection with any audit, examination or Legal Proceeding relating to any of the foregoing.

Annex A-1

“Angelle Option” means that certain Option Purchase Agreement, dated as of October 31, 2023, by and among Brian Trauernicht, David Mathies, Allan Sanchez, Concrete Investments, L.L.C., Jaime Angelle, Angelle Materials, each Company Group Member (as defined therein), and the Target.

“Angelle Option Rights” has the meaning set forth in the definition of Angelle Materials Pre-Closing Tax Indemnity.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the FCPA, the UK Bribery Act of 2010, the anti-corruption and anti-bribery legislation of the European Union, as adopted and made applicable by its member states, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud, or other improper payments.

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Baton Rouge Concrete” has the meaning set forth in Section 4.2.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year other than a Saturday or Sunday on which commercial banks are open for business in the State of Texas.

“Cash Portion” has the meaning set forth in Section 2.2(a).

“Cash Transaction” has the meaning set forth in Section 2.1.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Cash” means any and all unrestricted cash and cash equivalents of the Acquired Companies plus in-transit deposits and similar credits as of the Measurement Time, but solely to the extent such in-transit deposits and similar credits are not otherwise reflected in the Closing Working Capital as a current asset, determined in accordance with the Accounting Principles. For the avoidance of doubt, Closing Cash can be a negative number.

“Closing Cash Payment” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Closing.

Annex A-2

“Closing Transaction Expenses” means any of the following incurred by or on behalf of the Acquired Companies on or prior to the Closing Date (or incurred on or prior to the Closing Date by any other Person that are required to be paid or reimbursed by the Acquired Companies or Sellers), without duplication: (i) fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of the Acquired Companies, (ii) any amounts payable to any Employee or Former Employee resulting from or arising out of the consummation of the Transactions (such as severance, retention, termination, change of control, success bonuses or other incentive and compensatory arrangements), plus the employer’s share of employment, payroll or similar Taxes attributable thereto, and (iii) 100% of all costs (including premiums, Taxes and expenses) to purchase the Tail Policies. For the avoidance of doubt, Closing Transaction Expenses shall be allocated for Tax purposes to the Pre-Closing Tax Period to the extent permitted by applicable Law.

“Closing Working Capital” means (a) the current assets of the Acquired Companies, excluding: (i) Closing Cash, (ii) accounts receivable payable by Affiliates of an Acquired Company to an Acquired Company, including the Employee Advances, and (iii) Tax refunds, less (b) the current liabilities of the Acquired Companies, excluding: (i) Closing Indebtedness, (ii) Tax Liabilities of a nature which are not taken into consideration in the Sample Working Capital Calculation, (iii) Closing Transaction Expenses and (iv) amounts payable to any Affiliates of an Acquired Company by an Acquired Company, in each case determined as of the Measurement Time and in accordance with the Accounting Principles; provided, however, that in the event of any conflict between this definition and the Accounting Principles, the Accounting Principles shall control. For the avoidance of doubt, Closing Working Capital can be a negative number.

“Closing Working Capital Adjustment” means an amount equal to the difference between (i) the Closing Working Capital minus (ii) the Target Working Capital.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Marks” has the meaning set forth in Section 6.3.

“Concrete Holding” has the meaning set forth in the recitals.

“Confidential Information” means any confidential, proprietary or non-public documents, materials, data or information with respect to the Acquired Companies or otherwise relating to the Business, including methods of operation, customer lists, customer upcoming needs, customer contact information, customer discounts, Products, product development information and techniques, prices, fees, costs, unpublished financial statements, projections, budgets, licenses, Technology, inventions, trade secrets, processes, data know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets, policies and strategies, details of Contracts or other specialized information or proprietary matters. “Confidential Information” does not include information that: (a)(i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or a breach or a violation of confidentiality or non-disclosure obligations; (b) is required to be disclosed by applicable Laws or the rules of any stock exchange; or (c) is disclosed in connection with any Legal Proceedings between Purchaser or any of its Affiliates, on the one hand, and any Seller or any Affiliates of Sellers, on the other hand.

“Continuation Period” has the meaning set forth in Section 6.11(a).

Annex A-3

“Continuing Employee” means each Employee who is currently employed by an Acquired Company as of immediately prior to the Closing Date and continues to be so employed as of immediately following the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, guarantee, deed, security agreement, instrument, lease, sublease, license, commitment, purchase order, bids, quotations, offers or solicitations (including, without limitation, all “low bidder” and quotation rights), settlement or other legally binding agreement, arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contributed Units” has the meaning set forth in the Rollover Contribution Agreement.

“Controlling Party” has the meaning set forth in Section 7.5(b)(iii).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Covenant Termination Date” has the meaning set forth in Section 7.1(b).

“Data Security Requirements” means, insofar as related to the conduct of the Business by the Acquired Companies, with respect to any privacy, security or security breach notification requirements, or matters relating to data privacy, protection or security, all applicable Laws and any related security breach notification requirements.

“Direct Claim” has the meaning set forth in Section 7.5(a)(i).

“Direct Sellers” has the meaning set forth in the preamble.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Disputed Matters” has the meaning set forth in Section 2.4(c).

“Domain Name License Agreement” means the Domain Name License Agreement, in substantially the form attached as Exhibit F.

“DOL” means the U.S. Department of Labor.

“Employee” means any individual who is an employee, whether by Contract, common law or otherwise, of any Acquired Company.

“Employee Advances” means the total balance of the employee advances set forth on Schedule 4.21 (Related Party Transactions) of the Seller Disclosure Schedules.

“Environmental Law” or “Environmental Laws” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, labeling, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws related to the withdrawal of water from surface or subsurface sources or right to use water resources, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act, 42 USC. Section 300f et. seq., and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous state or local Laws, as each has been or may be amended, and the regulations promulgated pursuant thereto.

Annex A-4

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“Equity Contributions” has the meaning set forth in Section 2.1.

“Equity Interests” has the meaning set forth in the recitals.

“ERC Payment” has the meaning set forth in Section 8.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any time preceding the date of this Agreement would have been treated as a “single employer” with any Acquired Company under Code Section 414(b), (c), (m), or (o) or Section 4001 of ERISA.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Adjustment” means an amount equal to the difference between (i) the Estimated Closing Working Capital minus (ii) the Target Working Capital.

“Exchange Agreement” means the Exchange Agreement, in substantially the form attached as Exhibit C hereto.

“Excluded Materials” has the meaning set forth in Section 6.6.

“Excluded Representation” has the meaning set forth in Section 7.2(a)(iii).

“Existing Counsel” has the meaning set forth in Section 6.6.

Annex A-5

“Export Control Laws” means all applicable Laws relating to the export or re-export of commodities, technologies, or services including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the Export Control Reform Act of 2018, 50 U.S.C. §§ 4801-4843, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Code Section 999, and Laws related to the authorization to hold an ownership interest in a business located in a country other than the United States.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Cash” has the meaning set forth in Section 2.4(d).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(d).

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.4(d).

“Final Closing Working Capital” has the meaning set forth in Section 2.4(d).

“Final Closing Working Capital Adjustment” has the meaning set forth in Section 2.4(d).

“Final Statement” has the meaning set forth in Section 2.4(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Former Employee” means any individual who was an employee, whether by Contract, common law or otherwise, of any Acquired Company.

“Fraud” means common law fraud under Delaware law committed with actual and knowing (e.g., not reckless, negligent or constructive) intent to deceive (a) by any Seller with respect to the making of any of the representations and warranties in Article IV or (b) by Purchaser, with respect to the making of representations and warranties in Article V.

“GAAP” means generally accepted accounting principles in the United States as of the Closing Date, applied on a consistent basis.

“Government Contract” means any Contract, including any individual task order, letter contract, service agreement, consulting agreement, purchase order, delivery order, shipping order or blanket purchase agreement, subcontract, or any financial assistance agreement or other transaction agreement, between (a) any Acquired Company, on the one hand, and any Governmental Body, on the other hand, or (b) any Acquired Company and any prime contractor, higher-tier subcontractor, or reseller to any Governmental Body. “Government Contract” includes all amendments, modifications, and options relating to any of the foregoing or any other vehicle whatsoever pursuant to which funding is provided to any Acquired Company by any Governmental Body, including through a prime contractor or higher-tiered subcontractor.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator or arbitral body (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

Annex A-6

“Hazardous Material” or “Hazardous Materials” means any substance, material or waste that is regulated, listed, defined, designated or classified because of its effect or potential effect on public health or the environment, including any material, substance or waste that is recycled, or that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” or term of similar import or regulatory effect under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, mold, asbestos-containing material, urea formaldehyde, per- and polyfluoroalkyl substances (PFAS), and polychlorinated biphenyls.

“Hope Intermediate” has the meaning set forth in the preamble.

“ICE” means the U.S. Immigration and Customs Enforcement.

“Improvements” has the meaning set forth in Section 4.10(c)(iii).

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP (but excluding obligations under leases that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 (or any similar release)); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (but not contingent liabilities for amounts undrawn under letters of credit); (v) all obligations of such Person under interest rate, currency swap or other hedging agreement or transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (vii) amounts received in advance for products or services to be provided, including customer deposits and deferred revenue, to the extent such deposits represent work not yet completed or services not yet performed as of the Closing; (viii) other than the Closing Transaction Expenses or amounts included as a current liability in the calculation of the Final Closing Working Capital, all Liabilities for compensation, bonuses, benefits, severance, retention, change in control, paid time off, and vacation earned or accrued by any Employee or Former Employee of the Acquired Companies on or prior to Closing (including in each case, the employer portion of all applicable employment, payroll or similar Taxes); (ix) all obligations of any Acquired Company with respect to intercompany balances owed to any Affiliate (including the costs, expenses and other liabilities of any Acquired Company with respect to the settlement or termination of any such intercompany balances), but excluding trade accounts payable of any Acquired Company and amounts due under Real Property Leases, in each case in the amount and to the extent included as a current liability in the calculation of the Final Closing Working Capital; (x) any Taxes of any Acquired Company attributable to any Pre-Closing Tax Period that are due and payable as of the Closing Date and that are not otherwise payable by the Sellers with respect to Tax Returns pursuant to Section 8.1(a) or Section 8.1(b); (xi) all obligations of the type referred to in clauses (i) through (x) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (xii) all obligations of the type referred to in clauses (i) through (xi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). For the avoidance of doubt, Indebtedness shall not include any amounts to the extent included in the calculation of the Final Closing Working Capital or the Final Closing Transaction Expenses, so as to avoid double-counting.

Annex A-7

“Indemnified Party” has the meaning set forth in Section 7.5(a)(i).

“Indemnifying Party” has the meaning set forth in Section 7.5(a)(i).

“Independent Contractor” means a Person who is not an Employee that is engaged or retained as an independent contractor, consultant or freelancer providing services or skills to the Acquired Companies.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and other proprietary Confidential Information (“Trade Secrets”); (vi) other intellectual property rights arising from or relating to Technology, and (vii) Contracts granting any right relating to or under the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Inventory” has the meaning set forth in Section 4.20(c).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“J. Foley” means James Foley, an individual resident of the State of Texas.

“Knowledge of Sellers” means, with respect to any matter in question, the knowledge of Michael Mikytuck, Tim Foley, and Brian Trauernicht after reasonable inquiry.

“Lafayette Concrete” has the meaning set forth in Section 4.2.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

Annex A-8

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, dispute, mediation, investigation, inquiry, audit, hearing, inspection, demand, proceeding, claim (including any counterclaim), charge, or threatened action.

“Liability” or “Liabilities” means any debt, loss, damage, adverse claim, fine, penalty, liability or other obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Losses” means Liabilities, interest, judgments (at equity or at Law, including statutory and common) and amounts paid in settlement, costs of investigation and the cost of enforcing any right to indemnification provided hereunder and the cost of pursuing any insurance providers.

“Lookback Date” means the date that is three years prior to the Closing Date.

“Material Adverse Change” when used in connection with the Sellers or the Acquired Companies means any change, event, violation, condition, or circumstance the effect of which would be, or would reasonably be anticipated to be, both material and adverse to: (a) the ability of Sellers to consummate the Transactions on a timely basis or (b) the condition, business, assets, liabilities, or results of operations of the Acquired Companies or the Business or would reasonably be expected to be materially adverse to the ability of the Purchaser to operate the Business immediately after Closing substantially in the manner as the Business was operated immediately prior to the Closing; provided, however, that no change, event, violation, condition, or circumstance relating to, resulting from or attributable to any of the following shall be deemed to constitute nor taken into account in determining whether there has been or will be, a Material Adverse Change: any adverse event or circumstance arising from or relating to (i) changes in applicable Laws or GAAP, (ii) changes attributable to conditions generally affecting the overall economies in the market(s) of the Business, taken as a whole, the U.S. economy as a whole, or the global economy, (iii) any natural disasters, hurricanes, storms, fires, floods, earthquakes, tornados, power outage, epidemics, pandemics, public health emergencies, global, national or regional political conditions, including hostilities, civil disturbance, political instability, acts of terrorism, mass shooting, active shooter, military action, or war, or other acts of God or force majeure events or the escalation or worsening thereof, (iv) the failure of the Acquired Companies to meet any projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the Closing Date (provided that the underlying causes of such failures will not be excluded), or (v) changes generally in the industry in which the Acquired Companies or Purchaser operate, but excluding in each of the cases described in subclauses (i), (ii), (iii), and (v) above, any effect to the extent arising from a change, event, violation, condition or circumstance that has a disproportionate adverse effect on the Acquired Companies or the Business as compared to other participants in the industries in which Sellers or the Business operate.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Measurement Time” means 11:59 p.m. Central Time, on the Closing Date.

Annex A-9

“Membership Interest Assignment Agreement” means the Membership Interest Assignment Agreement, in substantially the form attached as Exhibit A hereto.

“Mikytuck” has the meaning set forth in the recitals.

“Non-Controlling Party” has the meaning set forth in Section 7.5(b)(iii).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business as conducted by any Acquired Company, through the Closing Date consistent with past practice.

“Organizational Documents” means, with respect to any entity, such entity’s (a) certificate or articles of incorporation, certificate or articles of formation or similar charter document, and (b) bylaws, limited liability company agreement or similar agreement, in each case with all amendments, restatements, supplements or other modifications thereto.

“Ownership Interests” means, with respect to any Person, (a) any capital stock, partnership, limited liability company or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings or losses of such Person (including stock appreciation, stock option, restricted stock unit, phantom stock, profit participation or other similar rights.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Pay-Off Letters” has the meaning set forth in Section 3.3(k).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means any approvals, authorizations, certifications, consents, licenses, registrations, variances, certificates of occupancy, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Acquired Companies’ property so encumbered and that are not resulting from a breach, default or violation by any Acquired Company of any Contract or Law; and (iii) Liens that will be terminated, discharged and released in connection with or prior to the Closing; provided, that with respect to clauses (i) and (ii), an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP or otherwise accounted for in the determination of the adjusted Purchase Price pursuant to Section 2.4(b);

Annex A-10

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” has the meaning set forth in Section 4.11(b).

“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Plan” or “Plans” means (i) all “employee benefit plans” as defined by Section 3(3) of ERISA (whether or not subject to ERISA), all specified fringe benefit plans as defined in Code Section 6039D, and all other bonus, cash or equity incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, phantom equity, savings, severance, retention, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, paid time off, paid holiday, paid sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, arrangement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten, and whether or not subject to ERISA), and any trust, escrow, insurance policy or other agreement or funding mechanism related thereto, that currently is sponsored, established, maintained or contributed to or required to be contributed by any Acquired Company or for which any Acquired Company has any Liability, contingent or otherwise, including, without limitation, by or through an ERISA Affiliate and (ii) all “multiemployer plans,” as that term is defined in Section 3(37) or Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Code Section 412 which any Acquired Company or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time prior to the Closing Date or with respect to which, to any Acquired Company or any ERISA Affiliate has any Liability, contingent or otherwise.

“Post-Closing 2025 Audited Financial Statements” has the meaning set forth in Section 6.5.

“PNC” means PNC Capital Finance, LLC, collectively with the PNC Designated Affiliates.

“PNC Designated Affiliates” means (i) Hope Intermediate, (ii) Hope Concrete Holdings, LLC, a Delaware limited liability company, and (iii) HCH Investment LLC, a Delaware limited liability company.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Restructuring” means the restructuring transactions described on Annex D attached hereto.

“Prime Rate” means the rate of interest published by The Wall Street Journal, Eastern Edition, from time to time as the “prime rate” at the large U.S. money center banks.

“Privileged Materials” has the meaning set forth in Section 6.6.

“Product” has the meaning set forth in Section 4.25(b).

“PubCo” has the meaning set forth in the recitals.

“PubCo Stock” means shares of Class A Common Stock of PubCo.

Annex A-11

“PubCo Subscription Agreement” means the PubCo Subscription Agreement, in substantially the form attached as Exhibit E.

“Purchaser-Side Contribution” has the meaning set forth in the recitals.

“Purchased Units” means the Equity Interests listed under the heading “Purchased Units” and set forth opposite each Direct Seller’s name in Annex C.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Holdco” has the meaning set forth in the preamble.

“Purchaser Holdco Contribution Agreement” means the Purchaser Holdco Contribution Agreement, in substantially the form attached as Exhibit B-1 hereto.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Qualified Plan” has the meaning set forth in Section 4.14(c)(v).

“R&W Binder Agreement” means the bindable quotation and agreement to bind the R&W Insurance Policy that shall remain open and bindable through the Closing Date.

“R&W Insurance Policy” means any Purchaser-side representations and warranties insurance policy bound for coverage of Purchaser and its Affiliates with respect to the Transactions.

“R&W Insurance Provider” means the insurer under the R&W Insurance Policy.

“Real Property Lease” has the meaning set forth in Section 4.10(b).

“Related Party Transaction” has the meaning set forth in Section 4.21.

“Related Persons” has the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

“Released Claims” has the meaning set forth in Section 6.8(a).

“Released Parties” has the meaning set forth in Section 6.8(a).

“Releasing Party” has the meaning set forth in Section 6.8(a).

“Representative’s Decision” has the meaning set forth in Section 7.8(b).

“Resolution Accountants” means BDO USA P.C., or if Sellers or Purchaser shall discover a bona fide conflict with respect to such firm or if such firm resigns or refuses for any reason to resolve any dispute in accordance with Section 2.4(d), an independent nationally recognized accounting firm (which shall not have any material relationship with any Seller or Purchaser) mutually agreed to in writing by the Sellers Representative and Purchaser.

Annex A-12

“Resolution Period” has the meaning set forth in Section 2.4(c).

“Restricted Area” means: (a) the State of Texas; and (b)(i) with respect to Baton Rouge, Louisiana, the following parishes: East Baton Rouge, West Baton Rouge, Ascension, Livingston, Iberville, Pointe Coupee, East Feliciana, West Feliciana, and (ii) with respect to Lafayette, Louisiana, the following parishes: Lafayette, St. Martin, Vermilion, Acadia, St. Landry, and Iberia.

“Restricted Business” means (i) the Business as conducted by the Acquired Companies as of the Closing; and (ii) any line of business that competes with the Business as conducted by the Acquired Companies as of the Closing.

“Restricted Party” has the meaning set forth in Section 6.1(a).

“Restricted Period” means a period of five years commencing on the Closing Date.

“Retention” has the meaning set forth in the R&W Insurance Policy, including any applicable reduction thereof in connection with the Retention Dropdown Date (as defined in the R&W Insurance Policy).

“Review Period” has the meaning set forth in Section 2.4(c).

“Rollover Contribution Agreement” means the Rollover Contribution Agreement, in substantially the form attached as Exhibit B-2 hereto.

“Rollover Securities” has the meaning set forth in the recitals.

“Rollover Seller” has the meaning set forth in the preamble.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws or Export Control Laws.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Export Control Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including Office of Foreign Assets Control of the U.S. Department of the Treasury’s (OFAC) Specially Designated Nationals and Blocked Persons List, the Entity List, or the Debarred Persons List; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws, statutes, measures, orders, and regulations relating to economic or trade sanctions, including the making or receiving of international payments and conduct of international transactions, administered or enforced by the United States (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), or any other relevant Governmental Body.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Sellers Allocation” means the percentages set forth next to each Seller’s name on Annex C attached hereto.

Annex A-13

“Seller-Prepared Tax Returns” has the meaning set forth in Section 8.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Sellers Representative” has the meaning set forth in the preamble.

“Sellers Representative Fund Account” means the account into which the Sellers Representative Fund Amount shall be deposited as designated by the Sellers Representative in the Estimated Closing Statement.

“Sellers Representative Fund Amount” means $1,500,000.

“Seller Retention Amount” has the meaning set forth in Section 7.3(a)(i).

“Sherman Office Lease” means that certain Commercial Lease, dated May 1, 2020, by and between Bonham Concrete Company LLC, as landlord, and Target, as tenant, for the premises located at 204 N Crockett Street, Sherman, Texas.

“Significant Customer” has the meaning set forth in Section 4.26(a).

“Significant Vendor” has the meaning set forth in Section 4.26(b).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by any Acquired Company or (ii) any Acquired Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Tail Policies” has the meaning set forth in Section 6.4.

“T. Foley” means Timothy Foley, an individual resident of the State of Texas.

“Target” has the meaning set forth in the preamble.

“Target Working Capital” means $4,209,000.

“Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, goods and services, harmonized sales, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed or abandoned property and estimated taxes, customs duties, fees, assessments and charges, in each case that may be assessed by a Taxing Authority; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

Annex A-14

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Acquired Companies, including any combination thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Third Party Claim” has the meaning set forth in Section 7.5(b).

“Total Cap” has the meaning set forth in Section 7.3(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means, collectively, this Agreement and any other agreements, certificates or other documents contemplated by this Agreement and delivered by a Party at the Closing pursuant to Section 3.3 or Section 3.4, including the Membership Interest Assignment Agreements, the Purchaser Holdco Contribution Agreement, the Rollover Contribution Agreement, the Exchange Agreement, the Amended and Restated Lease Agreements and the PubCo Subscription Agreement.

“Transactions” means the purchase and sale of the Purchased Units and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Treasury Regulations” means the regulations promulgated under the Code.

“Union” has the meaning set forth in Section 4.15(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder, and any other same or similar applicable Law.

Annex A-15

“Wichita-Summit Lease” means that certain lease agreement, dated June 18, 2025, by and between Wichita-Summit Company, L.L.C., as landlord, and the Target, as tenant, for premises located in each of Wise, Fannin, Grayson and Hunt Counties, Texas.

“Wienberg” has the meaning set forth in the recitals.

B.	Other Definitional and Interpretive Matters.

1.	Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)	Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)	Dollars. Any reference in this Agreement to “$”, “dollar” or similar references means U.S. dollars.

(c)	Annexes/Exhibits/Schedules. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)	Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)	Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article”, “Section”, “Annex”, “Exhibit” or “Schedule” are to the corresponding articles, sections, annexes, exhibits or schedules of this Agreement unless otherwise specified.

(f)	Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)	Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)	Provided, delivered or Made Available. The phrases “provided” “delivered” or “made available” with respect to any information or document to be furnished, delivered or provided by any Seller shall be deemed satisfied only if a true and complete copy of such information or document (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for Purchaser to download from the online data site maintained by any Seller or its representatives on behalf of the Acquired Companies at least two Business Days prior to the Closing Date.

Annex A-16

(i)	To the Extent. References herein to the phrase “to the extent” means “the degree by which” and not “if.”

(j)	Amendments. Unless the context shall otherwise require, any references expressly set forth in this Agreement to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

2.	The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

3.	The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Annex A-17

Annex B

SAMPLE CLOSING WORKING CAPITAL

Annex B

Annex C

PURCHASED UNITS; SELLERS ALLOCATION

Annex C

 Annex D

PRE-CLOSING RESTRUCTURING

Annex D

Annex E

SPECIAL INDEMNITY MATTERS

Annex E

EXHIBIT A

FORM OF MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

Exhibit A

EXHIBIT B-1

FORM OF PURCHASER HOLDCO CONTRIBUTION AGREEMENT

Exhibit B-1

EXHIBIT B-2

FORM OF ROLLOVER CONTRIBUTION AGREEMENT

Exhibit B-2

EXHIBIT C

FORM OF EXCHANGE AGREEMENT

Exhibit C

EXHIBIT D

FORM OF AMENDED AND RESTATED LEASE AGREEMENT

Exhibit D

EXHIBIT E

FORM OF PUBCO SUBSCRIPTION AGREEMENT

Exhibit E

EXHIBIT F

FORM OF DOMAIN NAME LICENSE AGREEMENT

Exhibit F